UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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PULSE ELECTRONICS CORPORATION

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Notice of Annual Shareholders Meeting

May 18, 2011

Our annual shareholders meeting will be held on Wednesday, May 18, 2011, at 10:00 AM (PDT) at the offices of Pulse Electronics Corporation at 12220 World Trade Drive, San Diego, CA 92128. At the meeting, we plan to ask you to:

1)	Approve amendments to our Articles of Incorporation and By-Laws to provide for plurality voting in contested director elections;

2) Elect six directors for a one year term;

3) Provide an advisory vote on executive compensation;

4) Provide an advisory vote on the frequency of holding an advisory vote on executive compensation; and

5)	Transact any other business as may properly come before the meeting.

If you were a shareholder at the close of business on March 4, 2011, you may vote at the meeting.

As you may know, Bel Fuse Inc. has indicated that it intends to propose two alternative director nominees for election at the annual meeting in opposition to the nominees recommended by your Board of Directors. We urge you to vote for the nominees recommended by your Board of Directors — C. Mark Melliar-Smith, Howard C. Deck, Ralph E. Faison, Justin C. Choi, Steven G. Crane and Lawrence P. Reinhold — using the WHITE proxy card. If you receive a proxy card from Bel Fuse, we urge you not to return that proxy card.

By order of the Board of Directors,

Brian E. Morrissey
Corporate Secretary

San Diego, California
April 7, 2011

Please Vote — Your vote is important.
Please return the enclosed proxy as soon as possible in the envelope provided.

Proxy Statement
Annual Shareholders Meeting
Wednesday, May 18, 2011

Introduction

This proxy statement is distributed on behalf of our Board of Directors.  We are sending it to you to solicit proxies for voting at our 2011 annual meeting. The meeting will be held at the offices of Pulse Electronics Corporation, 12220 World Trade Drive, San Diego, CA 92128. The meeting is scheduled for Wednesday, May 18, 2011, at 10:00 AM (PDT). If necessary, the meeting may be continued at a later time. This proxy statement, the proxy card and a copy of our annual report have been mailed by April 7, 2011 to our shareholders of record as of March 4, 2011. Our annual report includes our consolidated financial statements for 2009 and 2010.

The following section includes answers to questions that are frequently asked about the voting process.

Q:  How many votes can I cast?

A: Holders of common stock as of March 4, 2011 are entitled to one vote per share on all proposals considered at the annual meeting. In the election of directors, you may cumulate your votes.

Q:  What is cumulative voting?

A: For the election of directors, cumulative voting means that you can multiply the number of votes to which you are entitled by the total number of directors to be elected. You may then cast the whole number of votes for one candidate or distribute them among any two or more candidates in any proportion. Unless you indicate otherwise on the proxy card, Ralph E. Faison and Drew A. Moyer, the proxies, will be able to vote cumulatively for the election of directors. If you want to vote in person and use cumulative voting for electing directors, you must notify the chairman of the annual meeting prior to voting.

Q:  How do I vote?

A: You may vote by telephone, over the Internet or by signing, dating and returning your WHITE proxy card in the postage-paid envelope provided. If you are a registered shareholder or have a legal proxy from your custodian, you may vote in person at the meeting.

Q:  How do I vote if I hold shares in the Pulse Electronics 401(k) plan?

A: If you are a participant in our 401(k) plan, the enclosed WHITE proxy card will serve to direct Fidelity Management Trust Company, as trustee of our 401(k) plan, how to vote the shares of our common stock attributable to your individual account. Fidelity will vote shares as instructed by participants prior to 11:59 PM (EDT) on May 15, 2011. If you do not provide voting directions to Fidelity by that time, the shares attributable to your account will not be voted.

Q:  What vote is necessary to approve each of the proposals?

A: Approval of proposal 1, the amendments to our Articles of Incorporation and Bylaws, requires the affirmative vote of a majority of the votes cast on the proposal. An abstention or a broker non-vote is not a vote cast and will not affect the number of votes required to approve the proposal.

For the election of directors in proposal 2, each director will be elected by the vote of the majority of votes cast with respect to that director nominee, unless the election of directors is contested and proposal 1 is approved at the meeting. If the election of directors is contested and proposal 1 is approved at the meeting, the director nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected (a plurality vote). We believe the election of directors at the meeting will be contested. If proposal 1 is not approved, each nominee for director must be elected by a majority of votes cast for that nominee.

For proposal 3, our shareholders will have an advisory vote on executive compensation. Because the vote is advisory, it will not be binding on our Board of Directors. However, the Board of Directors and the Compensation Committee will consider the result of the vote when making future decisions regarding our executive compensation policies and practices.

For proposal 4, our shareholders will have an advisory vote on the frequency of future advisory votes on executive compensation. Shareholders may vote for such advisory votes to occur every one, two or three years, or may abstain from voting. The vote is advisory and therefore not binding on our Board of Directors. However, the Board of Directors will consider the result of the vote in determining the frequency of future advisory votes on executive compensation.

Q:  Are proxy materials available on the Internet?

A: Yes. Please see the notice below:

Important notice regarding the availability of proxy materials for the annual shareholder meeting to be held on May 18, 2011.

Our Proxy Statement and 2010 Annual Report are available on our Web site at
http://phx.corporate-ir.net/phoenix.zhtml?c=83040&p=proxy.

Q:  What if I receive proxy materials from Bel Fuse?

A: Bel Fuse Inc. has notified us that it intends to propose alternative director nominees for election at the annual meeting in opposition to the nominees recommended by your Board of Directors. As a result, you may receive proxy solicitation materials sent on behalf of Bel Fuse, including an opposition proxy statement and a proxy card. We urge you not to return any proxy card provided by Bel Fuse. Nominations made by Bel Fuse are NOT endorsed by your Board of Directors.

In order to vote for the nominees recommended by your Board of Directors — Justin C. Choi, Steven G. Crane, Lawrence P. Reinhold, C. Mark Melliar-Smith, Howard C. Deck and Ralph E. Faison — you should use the WHITE proxy card delivered to you along with these proxy materials.

Your Board of Directors recommends that you DO NOT sign or return any proxy card that may be provided to you by Bel Fuse. Voting against or withholding authority from the Bel Fuse nominees on the Bel Fuse proxy card is not the same as voting for the nominees recommended for election by your Board of Directors.

If you vote using a proxy card provided to you by Bel Fuse, you may change your vote by using the instructions on the WHITE proxy card to vote by telephone or internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. ONLY YOUR LATEST DATE PROXY WILL BE COUNTED.

Q:  How will the proxies be voted?

A: Proxies signed and received in time will be voted in accordance with your directions. Unless otherwise directed, the shares will be voted for the amendments to our Articles of Incorporation and By-Laws, for the election of the nominated directors recommended by the Board of Directors, for the advisory vote on executive compensation and for a one year frequency on holding an advisory vote on executive compensation.

The granting of a proxy by return of a signed proxy card or voting instruction card without providing instructions about cumulative voting will give the designated proxy holders discretionary authority to exercise cumulative voting. In exercising cumulative voting, the proxy holders may cast the shareholder’s votes in favor of the election of some or all of the nominees in the discretion of the proxy holders, except that none of the shareholder’s votes will be cast for any nominee the shareholder has given instructions to vote against or abstain from voting. If a shareholder does not wish to grant the proxy holders authority to cumulate the shareholder’s votes in the election of directors, the shareholder must state this objection on the shareholder’s proxy card or voting instruction card, as applicable.

If you later wish to revoke your proxy, you may do so by notifying our Corporate Secretary in writing prior to the vote at the meeting. If you timely revoke your proxy by notifying our Corporate Secretary in writing, you can still vote in person at the meeting.

Q:  What constitutes a quorum?

A: The holders of a majority of our outstanding shares entitled to vote, present in person or by proxy, represent a quorum for the conduct of business at the annual meeting. Abstentions are counted as present for establishing a quorum so long as the shareholder has executed a valid proxy or is physically present at the meeting.

Q:  What is the impact of broker non-votes and abstentions?

A: Broker non-votes are proxies where the broker or nominee does not have discretionary authority to vote shares on the matter. Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs. Abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors or on the votes to approve the amendments to our Articles of Incorporation and By-Laws because only the number of votes cast is relevant. We believe that all of the agenda proposals are non-routine matters under New York Stock Exchange rules and brokers will not have discretionary authority. Accordingly, if an account holder does not provide its broker with voting instructions, a broker non-vote will occur on these agenda proposals.

Q:  How many shares are outstanding?

A: There are 41,618,607 shares of common stock entitled to vote at the annual meeting. This was the number of shares outstanding on March 4, 2011. There are no other classes of stock outstanding and entitled to vote.

Q:  Who pays for soliciting the proxies?

A: Our expenses related to the solicitation in excess of those normally spent for an Annual Meeting in the absence of a proxy contest are expected to be approximately $550,000 (excluding salaries and wages of our officers who are participants in the solicitation and the fees and expenses to be paid to Innisfree M&A Incorporated), of which approximately $215,000 has been spent to date. Appendix A sets forth information relating to the Company’s directors, director nominees, and officers who are participants in our solicitation under the rules of the SEC by reason of their position as directors or director nominees or because they may be soliciting proxies on our behalf. Some of our directors and officers may solicit proxies without extra compensation by mail and, if found to be necessary, by telephone and personal interviews, and information about such persons is included in Appendix A. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated fee of up to $200,000. In addition, we have agreed to reimburse Innisfree for its reasonable out-of-pocket expenses and to indemnify it and certain related persons against certain liabilities relating to or arising out of the engagement. Innisfree has advised the Company that up to 60 of its employees will be involved in soliciting the Company’s shareholders on behalf of the Company.

DISCUSSION OF MATTERS FOR VOTING

Proposal 1 — Amendments to our Articles of Incorporation and By-Laws to adopt a plurality voting standard for contested director elections

Factual Background

Our Board recommends that shareholders approve amendments to our Amended and Restated Articles of Incorporation and Amended and Restated By-Laws to provide for the election of directors by plurality voting in a contested election of directors. Under our current governing documents, each person nominated for election as a director must be elected by a majority of the votes cast for that nominee. This requirement currently applies to both uncontested and contested director elections. The proposed amendment would not affect the majority vote requirement for uncontested director elections.

A majority of the votes cast for the election of a director nominee means the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. In the case of a contested election where there are more director nominees than open positions for director, majority voting could result in a failed election with no nominee being elected at a shareholders meeting. In those circumstances, under Pennsylvania law, an incumbent director who is not reelected would nonetheless continue in office because no successor has been elected.

The Company believes that it is important to have a plurality voting standard apply in a contested director election to reduce the likelihood of a failed election. The use of a plurality voting standard in a contested director election also serves to preserve the benefits of cumulative voting, because it creates a greater likelihood that the holders of a minority block of shares will be able to gain board representation. The Board believes that a plurality voting standard is more appropriate for contested director elections and is consistent with modern corporate governance trends and the policies of major shareholder advisory firms.

For these reasons, the Board has approved amendments to our Amended and Restated Articles of Incorporation and to our By-Laws to provide for an exception to the majority voting requirement in the case of a contested director election. In the case of a contested director election, the directors would be elected by a plurality of the votes cast. Under plurality voting, the nominees receiving the highest number of votes up to the number of directors to be elected would be elected.

Since the Company believes that the election of directors at the meeting will be contested, it is seeking shareholder approval for the amendments to the Company’s Articles of Incorporation and Bylaws in proposal 1 prior to the election of directors at the meeting. In the event the election of directors at the meeting is contested, it is the Company’s intent to have plurality voting apply to the election, if proposal 1 is approved.

Proposed Amendments

With the approval of our shareholders, the following resolutions will be adopted to provide for plurality voting in contested director elections:

1. The adoption of an amendment to the Amended and Restated Articles of Incorporation of the Company is hereby approved to add a new Article NINTH to read as follows:

NINTH:  Each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, then the nominees receiving the highest number of votes up to the number of directors to be elected shall be elected. For purposes of this Article, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee (excluding abstentions).

2. The Amended and Restated By-Laws are hereby amended by revising Section 9 of Article II to read as follows (proposed new text is underlined and proposed deleted text is stricken):

Section 9. Each shareholder shall at every meeting of the shareholders be entitled to one vote in person or by proxy for each share having voting power held by such shareholder, but no proxy shall be voted on or after three years from its date, unless coupled with an interest, and, except where the transfer books of the corporation have been closed or a date has been fixed as a record date for the determination of its shareholders entitled to vote, transferees of shares which are transferred on the books of the corporation within ten days next preceding the date of such meeting shall not be entitled to vote at such meeting. In each election for directors, every shareholder entitled to vote shall have the right, in person or by proxy, to multiply the number of votes to which he may be entitled by the total number of directors to be elected in the same election, and he may cast the whole number of such votes for one candidate or he may distribute them among any two or more candidates.~~All candidates receiving a majority of the votes cast shall be elected.~~ Each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, then the nominees receiving the highest number of votes up to the number of directors to be elected shall be elected. For purposes of this Article, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee (excluding abstentions).

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE FOREGOING
AMENDMENTS AND RECOMMENDS A VOTE “FOR” PROPOSAL 1

If approved, the amendment to our By-Laws will become immediately effective and the amendment to our Amended and Restated Articles of Incorporation will become effective upon filing of Articles of Amendment with the Pennsylvania Secretary of State. We intend to make such filing promptly after the approval of this proposal at the meeting and prior to the election of directors at the meeting, so that plurality voting can be in effect for the election of directors at the meeting, if it is a contested election. If proposal 1 is not adopted, majority voting will be in effect for the election of directors at the meeting.

Proposal 2 — Election of Directors

We have nominated the following current directors for election at this meeting:

•	Howard C. Deck

•	Ralph E. Faison

•	C. Mark Melliar-Smith

We have also nominated the following persons for election, who have not previously served as directors:

•	Justin C. Choi

•	Steven G. Crane

•	Lawrence P. Reinhold

Each of these nominees has consented to being named in the proxy statement and to serve as a director of the Company, if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee recommended by the Governance Committee of the Board.

While there are three classes of directors on the Board of Directors, as a result of the phase out of our classified Board structure approved at our 2010 annual meeting, the term of all of our directors will expire at our 2012 annual meeting. The terms of the directors in Class I (C. Mark Melliar-Smith and Howard Deck) and Class II (Daniel M. Moloney and Ralph E. Faison) are expiring at this meeting. Mr. Melliar-Smith’s current term as director began at the 2008 annual meeting and Mr. Deck’s current term began with his appointment to the Board in November 2008. Mr. Moloney’s current term as director began with his appointment to the Board in March 2010 and Mr. Faison’s current term as director began with his appointment to the Board in January 2011. Mr. Moloney has not been nominated for election at this meeting. The terms of the directors in Class III (Edward M. Mazze and John E. Burrows) began at the 2010 annual meeting and will expire in 2012.

Any director elected at this meeting, or any subsequent meeting in the future, will be elected to a one year term. There is no limit to the number of terms a director may serve.

Votes on proxy cards will be cast “FOR” all six (6) of the nominees for director, unless you indicate otherwise on your proxy card. However, as noted above, the persons designated as proxies may cumulate their votes. If any of our nominees are unable or unwilling to serve as director, we may nominate another person in place of him.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE ABOVE NOMINEES

Proposal 3 — Advisory Vote on Executive Compensation

We are providing our shareholders with the opportunity to cast an advisory vote on the compensation of the executive officers named in the summary compensation table of this proxy statement (our “named executive officers” or “NEOs”). We believe that it is appropriate to seek the views of our shareholders on the design and effectiveness of our executive compensation program. This advisory vote is required by Section 14A of the Securities Exchange Act of 1934. While our Board intends to carefully consider the shareholder vote resulting from this proposal, the vote will not be binding on us and is advisory in nature.

Our goal for the executive compensation program is to attract, motivate and retain a talented and experienced team of executives who will provide leadership for success in increasing the value of the Company for shareholders. We seek to accomplish this goal in a way that rewards performance and is aligned with shareholders’ long-term interests. We believe that our executive compensation program, which emphasizes performance-based compensation and was changed significantly over the last year, achieves this goal and is now strongly aligned with the long-term interests of our shareholders.

The compensation discussion and analysis, beginning on page 20 of this proxy statement, describes our executive compensation program and the decisions made by the Compensation Committee in 2010 in more detail. Highlights of the program include the following:

•	Our CEO’s total compensation reflects a significant portion of compensation in the form of stock option awards. These options generally require four years to fully vest and have no value unless the market price of our stock increases, which significantly aligns our CEO’s interests with our shareholders’ interests.

•	The named executive officers, other than the CEO, receive regular, long-term equity awards in the form of stock options and restricted stock. Stock options require four years to fully vest and restricted stock requires three years to vest. We believe these awards ensure that a significant portion of our named executive officers’ compensation is linked to long-term stock price performance.

•	Cash compensation (base salary and annual performance-based cash bonus award) levels for the other named executive officers are set at median market levels generally provided by comparable companies. We do not have a long-term cash compensation program for our named executive officers.

Further changes that our Compensation Committee made to our executive compensation program in 2010 include the following actions, each of which was completed with the assistance of independent and external executive compensation consultants:

•	Terminated a supplemental executive retirement plan which we refer to as a SERP, which existed for many years but was no longer deemed to be effective in achieving the objectives of our executive compensation program.

•	Designed and implemented a new incentive compensation plan, the Pulse Electronics Corporation Annual and Long-Term Incentive Plan, for all our named executives other than the CEO. This action eliminated our

Short-Term Incentive Plan (“STIP”) and implemented the use of annual incentive targets for each position. Previously under the STIP, performance targets and potential payouts were semi-annual and quarterly.

•	Included claw back provisions in our CEO’s employment agreement.

Each of the named executive officers is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team. We believe the compensation program for the named executive officers is instrumental in helping us achieve strong financial performance. We request shareholder approval of the compensation for our named executive officers as disclosed according to the SEC’s compensation disclosure rules. This disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables.

As an advisory vote, this proposal is not binding. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board of Directors value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3

Proposal 4 — Advisory Vote on Frequency of Executive Compensation Vote

Section 14A of the Securities Exchange Act requires that we ask you as our shareholders to vote on how frequently we should conduct a vote on a proposal similar to Proposal 3 regarding executive compensation. When voting on this proposal, you have the option of choosing every year, every two years or every three years, and you can also choose to abstain from voting on this matter.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy at this time. We recommend that you vote for future advisory votes on executive compensation to occur every year. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors believes that holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback on our compensation programs. Similarly, the Board of Directors believes that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. As noted above, shareholders will be able to specify one of four choices for this proposal on the proxy card — one year, two years, three years or abstain — and this vote is not a vote to either approve or disapprove the Board of Directors’ recommendation. Although the vote is non-binding, the Board of Directors intends to carefully review the voting results. In addition, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to our compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY YEAR

Proposal 5 — Other Business

The Board does not know of any other matters to come before the meeting. However, if additional matters are presented at the meeting, the enclosed proxy confers discretionary authority with respect to those matters.

PERSONS OWNING MORE THAN FIVE PERCENT OF OUR STOCK

The following table describes persons we know to have beneficial ownership of more than 5% of our common stock at March 4, 2011. Our knowledge is based on reports filed with the Securities and Exchange Commission by each person or entity listed below. Beneficial ownership refers to shares of common stock that are held directly or indirectly by the owner. No other classes of stock are outstanding.

Name and Address	Amount and Nature of		Percent
of Beneficial Owner	Beneficial Ownership		of Class

Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	3,152,897	(1)	7.60%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,098,478	(2)	7.47%
Royce and Associates, LLC 745 Fifth Avenue New York, NY 10151	2,716,939	(3)	6.55%
Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	2,611,381	(4)	6.29%

(1)	Of the 3,152,897 shares reported as beneficially owned by Ameriprise Financial, it has shared voting power over 2,466,932 shares and shared dispositive power over all 3,152,897 shares with its subsidiary Columbia Management Investment Advisers, LLC. This information is based on a Schedule 13G filed on February 11, 2011.

(2)	Of the 3,098,478 shares reported as beneficially owned by BlackRock, it has both sole voting power and sole dispositive power over all 3,098,478 shares. This information is based on a Schedule 13G/A filed on February 8, 2011.

(3)	Of the 2,716,939 shares reported as beneficially owned by Royce and Associates, it has both sole voting power and sole dispositive power over all 2,716,939 shares. This information is based on a Schedule 13G/A filed on January 20, 2011.

(4)	Of the 2,611,381 shares reported as beneficially owned by Wells Fargo, it has sole voting power over 1,853,938 shares and sole dispositive power over 2,611,181 shares. This information is based on a Schedule 13G/A filed on January 20, 2011.

STOCK OWNED BY DIRECTORS AND OFFICERS

The following table describes the beneficial ownership of common stock by each of our named executive officers, directors and nominees, and our named executive officers and directors as a group, at March 4, 2011:

	Amount and Nature of		Percent
Name	Beneficial Ownership(1)		of Class

Alan H. Benjamin	102,697	(3)	*
John E. Burrows, Jr.	46,067	(2)	*
Justin C. Choi	0		0
Steven G. Crane	0		0
Howard C. Deck	19,084	(2)	*
Ralph E. Faison	0		*
Edward M. Mazze	43,187	(2)	*
Michael J. McGrath	46,806	(2)	*
C. Mark Melliar-Smith	36,317	(2)	*
Drew A. Moyer	113,083	(4)	*
Lawrence P. Reinhold	0		0
Roger Shahnazarian	77,761	(2)	*
Directors and executive officers as a group (14 people)	654,229		1.48%

*	Less than one percent (1%).

(1)	Includes shares with restrictions and forfeiture risks under our restricted stock plan. Owners of restricted stock have the same voting and dividend rights as our other shareholders except they do not have the right to sell or transfer the shares until the applicable restricted period has ended. See “Compensation Discussion and Analysis — Long-Term Equity Incentives” on page 24.

(2)	All shares are directly owned by the officer or director.

(3)	Includes shares directly owned and shares owned by a trust of which Mr. Benjamin is a trustee.

(4)	Includes shares directly owned and shares owned jointly with spouse.

DIRECTORS AND EXECUTIVE OFFICERS

Identification of Directors, Nominees and Executive Officers

The following table describes each person nominated for election to the Board of Directors, each director whose term will continue after the annual meeting, and each executive officer. Our executive officers are appointed to their offices annually.

Name	Age	Position

Alan H. Benjamin	51	Senior Vice President and Chief Operating Officer
John E. Burrows, Jr.	63	Director
Justin C. Choi	45	Director (nominee)
Steven G. Crane	54	Director (nominee)
Howard C. Deck	54	Director
John R. D. Dickson	56	Senior Vice President, Human Resources and Chief Information Officer
Ralph E. Faison	52	President, Chief Executive Officer and Chairman,
Michael P. Ginnetti	34	Chief Accounting Officer and Corporate Controller
John A. Houston	65	Senior Vice President, Sales and Marketing
Edward M. Mazze	70	Director
Michael J. McGrath	45	Vice President, Treasury and Tax
C. Mark Melliar-Smith	65	Director
Brian E. Morrissey	37	Vice President of Law and Corporate Secretary
Drew A. Moyer	46	Senior Vice President and Chief Financial Officer
Lawrence P. Reinhold	51	Director (nominee)
Roger Shahnazarian	50	Senior Vice President, Production Operations

There are no family relationships between any officers or directors. There are no arrangements or understandings between any officers or directors and another person which would provide for the other person to become an officer or director.

Background and Qualifications of Officers and Nominees

Alan H. Benjamin has served as our Senior Vice President since May 2008 and as our Chief Operating Officer since November 2010. Mr. Benjamin was President of our subsidiary Pulse Electronics, Inc. (formerly Pulse Engineering, Inc.) from March 2008 until September 2010. He was Chief Operating Officer of Pulse Electronics, Inc. from January 2007 until March 2008, Senior Vice President from 2005 until 2007, and Vice President from 1998 until 2005. Prior to joining Pulse, Mr. Benjamin worked in various marketing, sales and engineering positions for Hewlett-Packard and Pacific Data Products. He holds a Bachelor of Science degree in Electrical Engineering from Duke University and is a graduate of Harvard’s Advanced Management Program.

John E. Burrows, Jr. has served as a director of our Company since 1994 and is currently lead director of the board. He is an Operating Partner with the venture capital firm, Element Partners of Radnor, PA, and CEO of one of Element’s portfolio companies, Energex, Inc. From 1995 to 2007, he was the President and CEO of SPI Holding Co., a global producer of specialty chemicals and drug delivery systems. He is also a director of Vyteris, Inc., a producer of drug delivery systems and Kingsbury, Inc., a manufacturing company. He holds a degree in Aerospace Engineering from Georgia Tech and an MBA from the University of Virginia.

Mr. Burrows brings to the Board significant leadership experience gained through serving as Chief Executive Officer in multiple companies. He also provides extensive global manufacturing and operational experience, and understands the complexities of international markets and leading a global organization.

Justin C. Choi, a nominee for director, is the Executive Vice President, General Counsel and Secretary of TrustWave Holdings, Inc., a position he has held since January 2011. TrustWave Holdings, Inc. is a leading provider of on-demand data compliance solutions that enable organizations of all sizes to efficiently and cost effectively achieve and maintain compliance with regulatory requirements and industry standards. From 2008 until 2010,

Mr. Choi was a private legal consultant. From 2006 to 2007, he was the Senior Vice President, General Counsel and Secretary at Andrew Corporation, a NASDAQ company and global manufacturer of electronic components for the wireless industry that operated in 25 countries. Prior to then, Mr. Choi had been an attorney with the law firm Paul Hastings, Senior Counsel at Lucent Technologies, and Vice President of Law, Corporate and Securities with Avaya, a spin-off of Lucent Technologies. He holds a J.D. degree from Northwestern University School of Law and a B.A. from The Johns Hopkins University.

Mr. Choi has substantial experience in corporate governance and best practices for boards of directors for publicly traded companies, and in the legal affairs of publicly traded technology companies. He also brings substantial transactional experience, including mergers and acquisitions.

Steven G. Crane, a nominee for director, is the Chief Financial Officer of ModusLink Global Solutions, Inc., a NASDAQ company providing customized supply chain management services to the world’s leading high technology companies. Mr. Crane has held that position since April 2007. From 1999 to 2007, he was with Interactive Data Corporation, most recently as subsidiary President, FT Interactive Data from 2006 to 2007 and, prior to that, as its Chief Financial Officer responsible for all aspects of the company’s financial functions from 1999 to 2006. He holds a Masters of International Management degree from the Thunderbird Graduate School of International Management and a B.S. in mechanical engineering from Tulane University.

As the Chief Financial Officer of ModusLink, Mr. Crane has the experience of leading the financial management of a global public company and he understands the challenges of managing complex global organizations. Having been president of a company, he also brings leadership and operational expertise to our Board.

Howard C. Deck has served as a director of our company since October 2008. He is President and Chief Executive Officer of Icynene, Inc., a privately held manufacturer of spray polyurethane foam insulation products. From 2004 until 2009 he was President of CertainTeed Corporation’s Insulation Group (a unit of Paris-based Compagnie de Saint-Gobain), a manufacturer of fiber glass insulation products. During his 15 years at Saint-Gobain, he also headed the company’s Precision Abrasives business in North America and was President of its worldwide Superabrasives and Composite Materials businesses. He holds a Master of Science in mechanical engineering from Purdue University and a Masters of Business Administration from Harvard Business School and has extensive international financial experience as well.

Mr. Deck brings to the board extensive executive-level leadership and manufacturing experience as President and Chief Executive Officer of a manufacturing company, past President of a unit of one of the world’s largest materials groups, as well as other leadership and management roles during his 15 years at Saint-Gobain. Serving in these roles, he also gained significant expertise in global markets.

John R. D. Dickson has served as Senior Vice President and Chief Information Officer of Pulse Electronics Corporation since March 2011. Prior to joining Pulse, Mr. Dickson served as Senior Vice President and Chief Information Officer of Andrew Corporation and held numerous management positions in engineering, business development, and sales and marketing, as well as business unit management and operations. Prior to joining Andrew Corporation in 1975, he was employed by Ferranti Electronics as a radar antenna design engineer. He holds a Higher National Diploma in physics from Napier University, Edinburgh, Scotland.

Ralph E. Faison has served as our Chief Executive Officer since January 2011 and became Chairman of our board in March 2011. From February 2003 to December 2007, Mr. Faison served as Chief Executive Officer of Andrew Corporation, a public company and manufacturer of communications equipment and systems. From June 2002 to December 2007, Mr. Faison also served as President and a director of Andrew Corporation. From June 2002 to February 2003, Mr. Faison served as a Chief Operating Officer of Andrew Corporation. After the sale of Andrew Corporation to CommScope, Inc. in 2007 and until becoming our Chief Executive Officer, Mr. Faison was a private investor. From June 2001 to June 2002, he served as President and Chief Executive Officer of Celiant Corporation, a manufacturer of power amplifiers and wireless radio frequency systems, which was acquired by Andrew Corporation in June 2002. From October 1997 to June 2001, Mr. Faison was vice president of the New Ventures Group at Lucent Technologies, a communications service provider, and from 1995 to 1997 he was vice president of advertising and brand management at Lucent Technologies. Prior to joining Lucent, Mr. Faison held various positions at AT&T, a voice and data communications company, including as vice president and general manager of AT&T’s wireless business unit and manufacturing vice president for its consumer products unit in Bangkok,

Thailand. He is a current member of the Board of Directors of NETGEAR, Inc. and BLINQ Networks. Mr. Faison received a B.B.A. degree in marketing from Georgia State University and a M.S. degree in management as a Sloan Fellow from Stanford University

As the only management representative on the board, Mr. Faison provides an insider’s perspective about the business and on the strategic direction of the company to board discussions. He also brings to the board strong executive leadership and management vision, as well as public company board experience.

Michael P. Ginnetti is our Chief Accounting Officer and Corporate Controller, responsible for all accounting, controlling and financial reporting activities. Since joining the company in 2001, Mr. Ginnetti has served in various management positions including Director of Corporate Accounting and Reporting. In addition, Mr. Ginnetti chairs the Compliance and Disclosure Committee. Previously, he was employed by Arthur Andersen LLP. Mr. Ginnetti earned a B.S. degree in accounting from the Pennsylvania State University in 1998 and a Masters of Business Administration from Temple University in 2005. He is a Certified Public Accountant.

John A. Houston has been Senior Vice President of Pulse Electronics Corporation since November 2010. Mr. Houston has 37 years of experience in worldwide manufacturing, distribution and engineering of high technology products. He is responsible for global sales and marketing. Since joining Pulse in 1982, Mr. Houston held positions including Senior Vice President of the Network, Wireless and Power Products Group, Senior Vice President of the Business Groups and Vice President of the North American Business Unit. His responsibilities included marketing, engineering, development, manufacturing, sales and customer service. He has also held numerous positions at leading manufacturing companies including Philips and Corning. Mr. Houston holds a B.S. degree in Civil Engineering from State University of New York at Buffalo.

Dr. Edward M. Mazze has served as a director of our company since 1985. He is Distinguished University Professor of Business Administration at the University of Rhode Island. He was the Dean of the College of Business Administration and holder of the Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business at the University of Rhode Island from 1998 to 2006. Dr. Mazze is a member of the Board of Directors of Washington Trust Bancorp, Inc. and Ocean State Business Development Authority. He also served as Chairman and Chief Executive Officer of the William Penn Bank in Philadelphia and as a Member of the Panel of Bankruptcy Trustees, United States Department of Justice. Dr. Mazze received BBA and MBA degrees in Marketing and International Business from the City University of New York and a Ph.D. degree in business administration from the Pennsylvania State University.

Dr. Mazze brings to the board significant leadership and business expertise in marketing, international business and corporate governance. He has served on other corporate boards, the boards of colleges and non-profit organizations and has held federal and state government appointments. Dr. Mazze has served as chair and as a member of audit and compensation committees of other corporations.

Michael J. McGrath is Vice President, Treasury and Tax, responsible for developing and managing our global treasury and tax strategies. In this role, he oversees the Company’s cash and investments, debt and financial instruments, currency and other financial risks, real estate and insurance. Mr. McGrath also oversees all worldwide tax planning, accounting and compliance activities, along with the investment and compliance functions of the Company’s retirement plans. In addition, Mr. McGrath is our Ethics Officer and chairs the Compliance and Ethics Committee. Before joining the Company in 1998, he held various positions at KPMG LLP and Deloitte & Touche LLP. Mr. McGrath earned a J.D. from Temple University’s Beasley School of Law and a B.S. degree in accounting from The College of New Jersey. He is an attorney licensed in the State of New Jersey and the Commonwealth of Pennsylvania and is also a Certified Public Accountant. Mr. McGrath is also currently serving as President of the Philadelphia chapter of Tax Executives Institute, Inc.

C. Mark Melliar-Smith has served as a director of Pulse Electronics Corporation since January 2002. He is the President of Multi-Strategies Consulting, a consulting and investment company located in Austin, Texas, which specializes in early stage start-up companies in the high technology sector. He is also the Chief Executive Officer of Molecular Imprints, which manufactures semiconductor process equipment. From January 2002 to October 2003, Mr. Melliar-Smith was a Venture Partner with Austin Ventures, a venture capital firm. From 1997 through 2001, Mr. Melliar-Smith was the President and Chief Executive Officer of International SEMATECH, a research and development consortium for the integrated circuit industry. Mr. Melliar-Smith also serves as a director of Power

One Inc. and Molecular Imprints, Inc. He holds BS and PhD degrees in Chemistry from Southampton University, UK as well as an MBA from Rockhurst College, Kansas City.

Mr. Melliar-Smith brings to the board extensive executive management and financial experience, having served in the capacity of President of a consulting company, Chief Executive Officer of a manufacturing company, a Venture Partner with a venture capital firm and President and CEO of a research and development consortium. Mr. Melliar-Smith, who holds an MBA and a PhD, is also a valuable contributor to the technology vision of the Company, as President of a consulting company which specializes in start-up high-tech companies. Having also served on the compensation and audit committees of other companies’ boards, Mr. Melliar-Smith provides valuable perspective. He has accounting or related financial management expertise, as defined by the NYSE listing standards.

Brian E. Morrissey has served as our Vice President of Law and Corporate Secretary since April 2011. He oversees the Company’s worldwide legal function which is responsible for providing counsel on corporate, transactional, litigation, employment, governance, intellectual property, regulatory and other legal matters. Prior to joining the Company in 2004, Mr. Morrissey was an attorney with McCausland, Keen & Buckman. He served a Judicial Clerkship with the Honorable Bernard A. Moore of the Commonwealth of Pennsylvania Court of Common Pleas, 38th Judicial District. Mr. Morrissey earned his bachelor’s degree from St. Joseph’s University and graduated from Villanova University School of Law where he was an editor of the Villanova Law Review and elected to the Order of the Coif.

Drew A. Moyer has served as our Senior Vice President and Chief Financial Officer since August 2004. Mr. Moyer also served as our Interim Chief Executive Officer and President from August 2010 until January 2011. He was President of our electrical contacts segment, which was sold in 2010, from 2006 until 2009; our Vice President from May 2002 until August 2004; Secretary from January 1997 until August 2004 and May 2008 through March 2011; and Corporate Controller and Chief Accounting Officer from May 1995 until August 2004. Mr. Moyer joined Pulse in 1989 and was previously employed by Ernst & Young LLP. He holds a Bachelor’s degree in accounting from Temple University and an MBA in Finance and International Business from Drexel University. He is a Certified Public Accountant.

Lawrence P. Reinhold, a nominee for director, is the Executive Vice President, Chief Financial Officer and a director of Systemax Inc., a NYSE listed company that sells personal computers and supplies, consumer electronics and industrial products through branded web sites, direct mail, and retail stores in North America and Europe, as well as designs and manufactures personal computers, computer components and other products. He became the Executive Vice President and Chief Financial Officer of Systemax Inc. in January 2007 and became a director of that company in March 2009. From 2002 to 2005, he served as Executive Vice President and Chief Financial Officer of Greatbatch, Inc., a New York Stock Exchange listed multinational developer and manufacturer of electronic components used in implantable medical devices. Prior to that, he was the Executive Vice President and Chief Financial Officer of Critical Path, Inc., a multinational enterprise application software company, and was with PricewaterhouseCoopers for 18 years, first as a staff accountant and eventually became the firm’s managing partner for its Technology, Information, Communications, Entertainment & Media practice in the Midwest. Mr. Reinhold is a CPA and a member of the American Institute of CPAs and Finance Executives International. He holds an MBA and a B.S./B.A. from San Diego State University.

Mr. Reinhold brings to the Board extensive experience in the electronics industry, having served in an executive leadership capacity in this industry for almost ten years. He also brings public accounting experience to the Board as a certified public accountant and has a substantial background in the management of finance, legal, human resources, risk management, IT, internal audit, corporate development, and strategic planning functions. His experience at Systemax brings knowledge of design, engineering and contract manufacturing operations in Asia.

Roger Shahnazarian has served as our Senior Vice President of Production Operations since November 2010. Mr. Shahnazarian has been with Pulse in various managerial, manufacturing, engineering and quality roles in four countries during the past 24 years, including Senior Vice President of Sales. Previously, he was the Senior Vice President of Manufacturing Operations from 1997 to 2000. He has a Bachelor of Science in Electrical Engineering and a Masters of Science in Electrical Engineering from Rensselaer Polytechnic Institute, and an MBA from the University of San Diego. Prior to Pulse, Mr. Shahnazarian was with TRW in the Corporate New York Stock Exchange and Manufacturing Intern Program.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Statement of Principles Policy

Our Corporate Governance Guidelines and our Statement of Principles Policy are available on our website: www.pulseelectronics.com. They are also available in print to any shareholder who requests them. Our Statement of Principles Policy is intended to be a code of business conduct and ethics for directors, officers and employees, within the meaning of the NYSE listing standards and SEC rules.

Independent Directors

Our Corporate Governance Guidelines provide that a majority of our directors must be independent. In determining the independence of our directors, our board has adopted the NYSE’s tests for independence as provided in the NYSE listing standards. With the exception of Messrs. Faison and Moloney, none of our directors has any material relationship with Pulse Electronics Corporation and all are independent within the NYSE’s definition. Mr. Faison is not independent because he is our Chief Executive Officer and Mr. Moloney, who has not been nominated for election at this meeting, is not independent because he is our former Chief Executive Officer.

Board Policies and Procedures

We have adopted a number of policies and procedures to strengthen the independence of our directors and to improve their ability to maximize Pulse’s value to you as shareholders. These policies include:

(1) a requirement that all directors purchase not less than $100,000 of our common stock during his or her term as director. This is based on cost at the time of purchase or award. Shares received as part of director’s fees count in the calculation of shares purchased since they are received in exchange for services and also constitute ordinary income to the director on which he/she is responsible for income taxes. We do not reimburse directors for any portion of taxes due on these shares. When a director has purchased shares of common stock with a cost basis of $100,000, there is no further obligation to acquire additional shares and the director is deemed to have made a meaningful investment in our company. However, directors are encouraged to continue to purchase common stock to clearly align their interests to those of the shareholders in a material way; and

(2) a requirement that, in an uncontested election, any nominee for director who receives a greater number of votes “Against” from his or her election than votes “For” such election will, promptly following certification of the shareholder vote, submit to the board a letter of resignation for consideration by the Governance Committee. After taking into consideration the recommendation of the Governance Committee, our board will determine whether to accept the director’s resignation. The determination of the board and the reasons therefor will be made publicly available.

Certain Relationships and Related Transactions

Under our Statement of Principles Policy, conflicts of interest and/or self-dealing between any employee and the Company are prohibited. Therefore, no employee may have a financial interest (as defined in this policy) in any transaction in which the Company is involved. In addition, no employee may retain for him or herself an opportunity that is available to the Company. Any such financial interest must be disclosed to the Ethics Officer and any conflict of interest, self-dealing or corporate opportunity involving an employee must be disclosed to our Chief Executive Officer who will, in turn, bring this matter to the attention of the Audit Committee of our Board of Directors. A conflict of interest, self-dealing or personal use of a corporate opportunity may be waived only by our Board of Directors and any such waiver will be promptly disclosed to our shareholders.

Compensation Committee Interlocks and Insider Participation

Mr. Burrows and Mr. Deck served as members of the Compensation Committee during the fiscal year 2010. Alan E. Barton and David H. Hofmann also served as members of the Compensation Committee until Mr. Barton resigned from the board in March 2010 and Mr. Hofmann retired from the board in May 2010. None of the members of the Compensation Committee is or has ever served as an officer or employee of the Company or any of its subsidiaries. None of our executive officers served as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Board Meetings

The board held ten meetings in 2010, including regularly scheduled and special meetings. With the exception of Mr. Moloney, no director attended fewer than 75% of the total board meetings and committee meetings of which the director was a member during the period that he served. Mr. Moloney, whose term will expire and has not been nominated for election at the annual meeting, attended seven of the ten board meetings.

Board Leadership Structure

We do not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. Mr. Papada held both of these positions during the first three months of 2010. Mr. Faison now holds both of these positions. Our Corporate Governance Guidelines provide that at each meeting of the Board of Directors, time will be set aside for independent directors to meet separately from management. Mr. Burrows presides over and is the lead director at all executive sessions of non-management directors. Our Board of Directors believes that this structure provides the most efficient and effective leadership model while also providing effective oversight of the Company. We believe that having a Chief Executive Officer/Chairman with extensive knowledge of our company gained through his day-to-day role in our operations enhances his ability to interact with both the Board of Directors and management and to communicate and implement business strategies developed with their guidance. In the Board’s view, its current structure, which includes a lead independent director and, assuming that the nominees are all elected, seven independent directors out of a total of eight directors, provides effective oversight of risk management and corporate governance issues.

Communications with the Board

The Board of Directors has implemented a process for shareholders and interested parties to send written, oral or e-mail communications to the non-management directors or the Audit Committee of the Board in an anonymous fashion. This process is further described on our website: www.pulseelectronics.com.

Director Attendance at Annual Meetings

While we do not have a formal policy regarding attendance by members of the board at our annual meeting, we have always strongly encouraged our directors to attend our annual meeting and will continue to do so. In 2010, all of our directors attended our annual meeting of shareholders.

Committees

Our Board of Directors has three standing committees: audit, compensation and governance. The Board has determined that each director who serves on these committees is independent, as defined in applicable NYSE listing standards and SEC rules. The current members of each committee are:

Audit	Compensation	Governance

C. Mark Melliar-Smith, Chairman	John E. Burrows, Jr., Chairman	Edward M. Mazze, Chairman
John E. Burrows	Howard C. Deck	Howard C. Deck
Edward M. Mazze

The responsibilities of each committee are set forth in its respective written charter. Each committee has a written charter, as approved by our Board of Directors, and each charter is available in print to any shareholder who requests them and may be found on our website: www.pulseelectronics.com. The material responsibilities of each committee are summarized below.

Compensation Committee

The Compensation Committee

•	manages the formal process by which the board determines our Chief Executive Officer’s annual and long-term equity compensation;

•	determines the salary and short term incentive compensation of our Chief Executive Officer and submits the recommended amounts and determination criteria to the board for approval;

•	prepares and distributes to the board, a “tally sheet” including all elements of CEO compensation and benefits for the current year as well as two previous years;

•	evaluates all components of executive officer compensation to ensure they are competitive, are aligned with our objectives and are properly structured to recruit, retain, incentivize and reward performance;

•	approves new executive compensation plans and recommends action to the board;

•	approves any changes in executive compensation plans, policies, metrics and standards;

•	reviews payouts and distribution of all cash and equity-based compensation plans for executives in the incentive compensation plan;

•	reviews the fees of independent directors and submits recommendations to the full board for approval;

•	for key executives, other than our Chief Executive Officer, evaluates and ensures that management development and succession plans, programs and processes are in place;

•	retains and terminates compensation consultants or other outside advisors as it deems necessary or appropriate for the purpose of assisting the committee in the evaluation of director, CEO or senior executive compensation;

•	oversees the preparation of the Compensation Discussion and Analysis included in our annual proxy statement; and

•	establishes annual goals and objectives for the committee and performs an annual self-evaluation of the performance of the committee.

During 2010, the Compensation Committee held five meetings.

Governance Committee

The Governance Committee

•	develops, with the board, the annual board objectives and ensures that each board committee has annual objectives;

•	conducts an annual review, with full board input, of performance against the board objectives and ensures that each board committee reports its performance to the board;

•	conducts the director self evaluation process;

•	identifies and recommends to the board qualified individuals to serve as directors. The Governance Committee has the authority to engage, as needed, search firms and to approve fees and terms as appropriate;

•	recommends nominees to the shareholders, consistent with our bylaws, for election as directors;

•	recommends an appropriate on-boarding process for new directors and recommends appropriate opportunities for director continuing education;

•	periodically reviews, with the Chairman, the meeting frequency, structure and membership of the board and board committees;

•	facilitates full board involvement in Chief Executive Officer and key executive succession plans by developing and managing the process;

•	considers and reports to the board on emerging and relevant issues and trends in corporate governance and makes recommendations as appropriate; and

•	periodically reviews, with the Chairman, our governance guidelines and policies to ensure they meet our needs and are compliant with all material regulations.

During 2010, the Governance Committee held two meetings.

The Governance Committee selects nominees to the board whom it believes have skills, background and experience that can be of assistance to management in guiding our business. The committee believes that members of the board should have experience sets and skills largely complementary to one another. In filling board openings, the committee has typically, but not always, engaged an independent search firm to assist in identifying candidates with the requisite skills required of a board member in general as well as any specific skills believed to be required of an individual given the Company’s strategic plans. While we do not have a written policy for board membership, our Board of Directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. The Governance Committee considers, among other factors, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for board membership. These considerations are discussed by the Governance Committee in connection with the general qualifications of each potential nominee.

The committee will consider suggestions from many sources, including shareholders, regarding possible candidates for director. However, the committee always reserves the right not to accept nominations that do not represent the best interests of shareholders. A shareholder who wishes to suggest an individual to be considered by the committee for nomination as a director by the committee should submit the suggestion to the Corporate Secretary of the Company at Pulse Electronics Corporation, 12220 World Trade Drive, San Diego, California 92128, together with a complete description of the nominee’s qualifications, experience and background, a statement signed by the nominee in which he or she would consent to such nomination, if made, and the name of the shareholder making the suggestion and evidence of that shareholders’s ownership of the Company’s stock, including the number of shares held and the length of time of ownership. To be considered by the committee in connection with an annual meeting of shareholders, such suggestion should be submitted not less than 120 days prior to the anniversary date of the most recent annual meeting of shareholders, or if the meeting has been changed by more than 30 days from the date of the previous year’s meeting, not less than 60 days before the date of the meeting. Possible candidates who have been suggested by shareholders are evaluated by the committee in the same manner as are other possible candidates.

The board typically conducts an annual formal evaluation of its performance and goals attainment. The Governance Committee determines the process for this evaluation.

Messrs. Choi, Crane and Reinhold were nominated by the committee with the assistance of a third-party search firm engaged to identify and screen highly qualified individuals. Our CEO, Mr. Faison, referred the search firm to Mr. Choi who went through the regular candidate screening process before being nominated.

Audit Committee

The Audit Committee

•	reviews the financial reporting process to ensure the integrity of the company’s consolidated financial statements, including, without limitation, review of the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission;

•	evaluates the independent auditor’s qualifications and independence;

•	evaluates the performance of the company’s internal audit function and independent auditors;

•	assesses the processes relating to the determination and mitigation of risks and the maintenance of an effective control environment; and

•	reviews the processes to monitor compliance with laws and regulations and our Statement of Principles.

The committee has separate regularly scheduled executive sessions with our independent auditors, senior management and General Auditor. During 2010, the Audit Committee held nine meetings.

In accordance with NYSE requirements, our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board, including the impact of risk on our financial position and the adequacy of our risk-related internal controls. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. The Audit Committee reports to the full Board of Directors, which also considers the Company’s risk profile. The full Board of Directors focuses on the most significant risks facing the Company and the Company’s risk management strategies for these issues. The Board endeavors to match these identified risks to the overall level of risk management which the Board deems appropriate from time to time. While the board oversees the Company’s risk management strategies, company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company.

Our Board has determined that each member of the Audit Committee is financially literate, as defined by the NYSE listing standards. This conclusion is based upon each of their backgrounds and experience. In addition, the Board has determined that C. Mark Melliar-Smith, Chairman of the Audit Committee, has accounting or related financial management expertise, as defined by the NYSE listing standards. However, based upon the Board’s interpretation of Item 407(d)(5) of Regulation S-K, it has also determined that no member of the Audit Committee meets the literal definition of an audit committee financial expert. While there is no official guidance on the interpretation of Item 407(d)(5), our Board interprets it to be more restrictive than its counterpart definition in the NYSE listing standards. Keeping in mind the ever changing nature and increasing complexity of public company accounting rules, the Board believes that the requirements of this definition can be satisfied only by someone who (1) is a certified public accountant and (2) maintains a broad and deep current working knowledge of the application of current accounting literature and practices in a business of the type and complexity of that of the Company. Therefore, while the Board fully endorses the effectiveness of our Audit Committee, we conclude that its membership does not include an audit committee financial expert within our understanding of the current meaning of Item 407(d)(5) of Regulation S-K. The Board has determined that by satisfying the requirements of the NYSE listing standards with a member of the audit committee that has “financial management expertise,” and taking into account the background and experience of the other members of the Audit Committee, our Audit Committee has the financial expertise necessary to effectively fulfill the duties and the obligations of the Audit Committee. However, to further strengthen the financial expertise of our Audit Committee, we have nominated Mr. Crane and Mr. Reinhold with the understanding that they will each meet the definition of an audit committee financial expert.

Audit Committee Report

Management is responsible for producing our financial statements and for implementing and assessing our financial reporting process, including our system of internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of our consolidated financial statements and issuing reports and opinions on the consolidated financial statements. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of our consolidated financial statements.

The Audit Committee provided oversight on the progress and results of our testing of internal control over financial reporting. The Audit Committee also reviewed with management and the independent auditors the scope of the annual audit and audit plans, the results of internal and external audit examinations, the quality of our financial reporting, our process for legal and regulatory compliance and other matters.

In fulfilling the above responsibilities, the Audit Committee of the Board of Directors has:

1.   reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2010 with our management;

2.   discussed with our independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.   received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, as the same were in effect on the date of our consolidated financial statements; and

4.   discussed with our independent auditors their independence.

Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2010 be included in Pulse Electronics Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Members of the Audit Committee

C. Mark Melliar-Smith, Chairman John E. Burrows Edward M. Mazze

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes our compensation philosophy, policies and practices for our Chief Executive Officer, Chief Financial Officer, and other named executive officers in the summary compensation table on page 31. The executives named in the summary compensation table are collectively referred to as NEOs. We refer to this compensation discussion and analysis as the CD&A.

The principal elements of our executive compensation program which are discussed in greater detail below include base salary, annual cash incentives, long-term equity incentives, retirement benefits and severance benefits. We strive to align the interests of our executives with those of our shareholders.

The Compensation Committee of our Board of Directors is comprised entirely of independent directors and is responsible for establishing and administering our executive compensation policies and practices. We refer to the Compensation Committee as the “Committee” in this CD&A.

Objectives of Our Executive Compensation Program

We have the following objectives for our executive compensation program:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose performance is important to our growth, profitability and success;

•	align the interests of our NEOs and shareholders by motivating NEOs to accomplish objectives which we believe will increase shareholder value;

•	provide a competitive compensation package which is heavily weighted towards pay-for-performance;

•	motivate NEOs to work collaboratively;

•	make our short-term cash incentives dependent upon annual performance; and

•	compensate our NEOs for managing our business to meet our long-term objective of increasing shareholder value.

Design of our Executive Compensation Program

Our executive compensation program is designed to reward performance. Our short-term cash incentive program is structured so that payouts are dependent on the level of achievement against planned financial target, including revenue, net operating profit, and earnings per share. The targets are set annually by our Board of Directors during our annual planning cycle. In addition to rewarding performance, our long-term equity incentives are designed to encourage continued future service. Our mix of short-term and long-term compensation is designed to promote a balance between the short-term and long-term goals of the Company and our shareholders. In addressing one of its goals for 2010, the committee undertook a comprehensive review of all aspects of the executive compensation program. It made changes determined to be necessary to achieve the overall objectives of the executive compensation program, particularly in aligning the program with the interests of our shareholders. These changes are described on pages 21 and 22.

Elements of Compensation

Our compensation program for NEOs consists of base salary, annual cash incentives, long-term equity incentives in the form of restricted stock and stock options, retirement benefits, severance benefits and certain perquisites as well as other benefits that are generally available to all of our salaried employees. Prior to 2010, our cash incentives were earned and paid on a semi-annual basis. The committee implemented an interim short-term incentive plan for 2010 while a new plan was being developed in connection with our compensation consultants for 2011 and beyond. A description of the 2010 interim plan is on page 23.

Our CEO regularly attends committee meetings and plays a significant role in the determination of each element of incentive compensation for the NEOs. The CEO’s compensation must be approved by our Board of Directors. During 2010, Pay Governance LLC was engaged to advise our Compensation Committee on matters related to recruiting a new CEO. The Committee also worked with Pay Governance in designing our new incentive compensation program effective in 2011 and obtaining market compensation data for NEOs.

We compare our executives’ base salary and incentive compensation against data from purchased compensation studies, paid compensation consultants, surveys and databases. In individual cases, the committee may look at survey data with respect to an element of compensation for an NEO position standing alone. This might relate to a promotion, an increase in duties or a perceived discrepancy between a current salary and a market rate of pay. These comparisons are used as one factor in the determination of compensation. We believe data of this type is most useful in evaluating base salary, as base salary data is usually extracted directly from proxy statements. However, we do not view such data as inherently reliable for cash incentive compensation given the large variety of incentive compensation plans in use and the lack of data regarding reasons for incentive payouts. We expect that we will continue to purchase studies, surveys and databases on an as needed basis. The compensation data we have purchased in the past was compiled from similarly sized publicly traded companies in the electronics and electrical industries.

Although we review total compensation for each NEO, we do not believe that compensation derived from one component should negate, reduce or increase compensation from other components. We establish base salary targets at approximately the market midpoint for NEOs performing similar duties at comparable companies. We determine the appropriate level annually for each component of compensation based on a number of factors including compensation studies, survey and database information that we periodically purchase, our own assessment of internal equity and consistency, executive retention considerations, market factors, individual performance, levels of responsibility, expected future contributions, expected and actual company performance, and the competitive environment for NEOs. Through 2010, we did not utilize compensation bands or specific allocations for types or amounts of incentive compensation. The key determinant for cash incentive compensation is the performance of the Company and executives in the most recent period for which cash incentive compensation is being determined.

Prior to 2010, the key determinants for equity incentive compensation were the overall number of shares which the Company could afford to issue in any period, the past performance of the Company and the NEOs and the degree to which we believed that we should incentivize NEOs to remain with the Company over the next several years.

Since 2010 was a transition year of our executive compensation program, equity incentive compensation awards in 2010 were a hybrid of plans and philosophy existing prior to 2010 and a new design effective for January 2011 and beyond. This is further explained below in the section entitled “Long-Term Equity Incentives” below.

In reviewing compensation for Mr. Papada, our CEO through March 2010, the Board of Directors also reviewed an annual summary sheet which set forth:

•	cash compensation, equity compensation and total compensation for each of the three preceding fiscal years;

•	other benefits received in the last two years;

•	annual benefits upon retirement, including the supplemental retirement plan, 401(k) plan and supplemental savings plan;

•	the current value of all shares of restricted stock awarded to him since the beginning of his employment; and

•	his total benefit or payout in the event of a termination without cause, resignation for good reason or a change in control.

During 2010 our Compensation Committee made significant changes to our executive compensation program. These changes were completed to improve the alignment of our executive compensation with shareholder interests. These changes included the following:

•	Issued stock options for a portion of long-term equity incentive compensation to better align executive compensation with increases in shareholder value. Previously, equity awards were made exclusively with restricted stock. Under the new incentive plan for 2011, 60% of equity awards to NEOs will be in the form of stock options that will have no value to executives unless our share price increases.

•	Terminated a supplemental executive retirement plan which we refer to as a SERP, which existed for many years at the company and was no longer deemed to be effective in achieving the objectives of our executive compensation program.

•	Designed and implemented a new incentive compensation plan for all named executives other than the CEO. Our new plan is called the Pulse Electronics Annual and Long Term Incentive Plan.

•	Included claw back provisions in the CEO’s employment agreement. Under these provisions, the CEO is required to repay to the Company incentive awards in the event that the financial results upon which they were based are found to be inaccurate.

These changes were made by the Committee with the assistance of Pay Governance, LLC which was hired by the Committee. Pay Governance, LLC was directed to provide advice to help achieve the objectives of our executive compensation program which are described on page 20, and to incorporate those objectives into the structure of a new incentive compensation program for the company. They were also asked to provide market-based compensation data for management positions at the level of director and above, including our NEOs.

Base Salary

We review base salaries for our CEO and the other NEOs annually to determine if a change is appropriate. If appropriate, changes are effective in July. We also review base salaries upon a promotion or other change in job responsibility or circumstances. In 2011, we expect to review the base salaries of certain NEOs in relation to cost of living differences between Trevose, PA and San Diego, CA, if an NEO relocates to San Diego in connection with the consolidation of our corporate headquarters there. While we have not formally established salaries based on external data, we periodically obtain compensation data. We use this information in our annual review of base salaries for our executives. We also review data on base salary percentage increases projected for various industries based on inflation data and expected industrial sector performance. We strive to set base salaries at or near the market median of companies approximately our size in revenue and market category. Variations often occur after considering the experience level of the individual, the geographic market for a particular position and other factors. For 2010, we believe that the base salaries of our NEOs were generally at or near the targeted percentile. The benchmark used is base salary for the United States national average for the electronic coils and transformers industry for companies ranging in revenue size from $500 million to $1.0 billion. Data reviewed for setting base salary did not identify the names of the components companies included in the survey.

In reviewing the base salaries of Mr. Papada, Mr. Moloney, Mr. Moyer, Mr. Benjamin, Mr. Shahnazarian, and Mr. McGrath, the committee evaluated the compensation data described above, the responsibilities and demands of each executive and the financial and economic realities that the Company faced. The Committee decided to increase the base salary of NEOs during 2010 following the absence of an increase in 2009. Furloughs and other cost-savings measures, such as the suspension of the 401(k) match and contributions to the Supplemental Savings Plan, which reduced NEOs compensation, were implemented at the Company during 2009 and 2010. Base salary increases in 2010, effective July 1, were: 5% for Mr. Moyer, 3% for Mr. Benjamin, 3% for Mr. Shahnazarian, and 3% for Mr. McGrath. The base salaries paid to our named executive officers in 2010 are set forth below in the “Summary Compensation Table.” We believe that the base salary paid to each of our named executive officers during 2010 achieved our executive compensation objectives.

Mr. Moloney resigned as CEO on August 1, 2010, and Mr. Moyer was appointed Interim CEO and President. During his service period as Interim CEO, Mr. Moyer was paid $25,000 per month in base salary in addition to his salary as CFO, a position he continued to hold while serving as Interim CEO. Mr. Moyer was also our Corporate Secretary during 2010.

Cash Incentives

The interim short-term incentive plan for 2010 was designed to provide incentive compensation to company executives for exceeding our operating profit plan as updated in the spring of 2010. This interim plan did not provide for incentive awards at the plan level or below. The plan provided for funding a pool using the following formula:

•	20% of the first $3 million of the actual net operating profit in excess of $18.3 million

•	30% of the next $4 million of the actual net operating profit in excess of $21.3 million

•	40% of the next $2 million of the actual net operating profit in excess of $25.3 million

Net operating profit was defined as consolidated net operating profit excluding severance, asset impairments and other special charges related to actions which the committee believed were important to simplify and restructure the Company and position it for future growth and profitability. The planned level of net operating profit for the period March 27, 2010 to December 31, 2010 was $18.3 million and the actual net operating profit was $21.3 million. This nine-month period was the period covered by the interim plan. Under the interim plan, the formula described above was applied to the operating profit in excess of the planned level and an amount of $610,000 was paid under the plan. The maximum amount that could have been earned using the formula described above was $2.6 million. The earned amount of $610,000 was allocated to 61 participants at approximately 30% of base salary during the incentive period for officers, and 10% for director level positions. Each participant’s award was then reduced proportionately to result in a total funding of $610,000. The incentives paid to our NEOs under this plan were $57,857 to Mr. Benjamin, $40,318 to Mr. Shahnazarian, and $39,674 to Mr. McGrath. As Interim CEO during 2010, Mr. Moyer did not participate in the interim plan. Instead, specific goals and weighted cash incentive amounts were defined by the Committee for Mr. Moyer at the beginning of his tenure as Interim CEO. These goals, target awards, achievements and total payments of $156,251 are summarized below. Mr. Moyer’s tenure as Interim CEO ended on January 5, 2011, when Mr. Ralph E. Faison was named as our CEO.

Mr. Moyer’s goals provided for an award of up to $260,417 with the achievement of goals weighted as follows:

•	75% of his goals were financial metrics consisting of third and fourth quarter revenue of $115.4 million and $111.7 million, respectively; third and fourth quarter net operating profit of $7.1 million and $5.6 million, respectively; third and fourth quarter earnings per share of $0.12 and $0.05, respectively; and third and fourth quarter free cash flow of $9.2 million and $11.2 million, respectively.

•	The remaining 25% of his goals related to the development and implementation of a wireless recovery plan for revenue and net operating profit, the design and implementation of new incentive compensation plans in connection with the Compensation Committee, the completion of an updated analysis regarding optimal capital structure following the divestiture of AMI Doduco, completion of the integration of Pulse and Technitrol into a single company, and the analysis and updating of our corporate governance structure.

The CEO employment agreements we entered into with Mr. Moloney and Mr. Faison provide for the Company to recover cash incentives in the event that incentive awards are later determined to be based on misleading or restated financial performance metrics. However, we have not adopted a formal or informal policy on whether we would attempt to recover cash incentives paid to other NEOs to the extent our consolidated financial statements are subsequently restated or adjusted and the restatement or adjustment would result in the financial target not being met.

The prior Short-Term Incentive Plan was implemented in 1999, and was in effect through 2009. We referred to this plan as the STIP. Under the STIP, executives named by the committee were eligible to receive cash awards semi-annually based upon the achievement of financial targets established by the Board of Directors. In 2008 and 2009, each of the NEOs participated in the STIP. The financial targets were economic profit, net operating profit and earnings per share. Economic profit reflects after-tax operating income less the imputed cost of capital. Earnings per share reflects our after-tax net profit on a per-share basis. Net operating profit represents earnings before interest, taxes and other non-operating and non-recurring items of the relevant business segment or the company as a whole.

Long-Term Equity Incentives

General

We have an Incentive Compensation Plan which we refer to as the ICP. We use this plan to incentivize key employees to continue in the service of the company, to attract and retain key employees, and to encourage and reward performance, which is consistent with shareholder objectives. The committee administers the ICP and has authority to develop and implement forms of long-term incentive compensation for key employees. Under the ICP, we established the 2001 Stock Option Plan and the Restricted Stock Plan II. Although the ICP does not require the committee to issue restricted stock, stock options or other equity awards, we believe the issuance of such awards helps ensure our executives are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees. We also believe that it helps us achieve our compensation program objectives, including aligning the interests of our executives with the interests of our shareholders.

In 2010, the committee adopted a number of changes to our previous practices regarding long-term equity incentives. Restricted stock awards were granted in May 2010 in a manner similar to prior years. Mr. Moyer received an award of 28,000 restricted shares, Mr. Benjamin received 28,000 restricted shares, Mr. Shahnazarian received 15,000 restricted shares and Mr. McGrath received 12,000 restricted shares.

In connection with studies by our compensation consultant and design of the new Pulse Electronics Annual and Long-Term Incentive Plan for 2011, market-based targets were established for long-term equity incentives for each NEO position. After these were established in October 2010, the committee reviewed the restricted stock award granted to each NEO earlier in the year and compared the total value of each award to the established target levels of annual long-term incentive compensation for each executive position. The difference between the value of the 2010 restricted stock award and the target long-term incentive compensation value became the basis for granting stock option awards in October 2010 in order to achieve the target level of long-term equity compensation and the objectives of the executive compensation program. The targets established for total annual long-term equity incentives are stated as a percentage of base salary. These are 50% for the COO and CFO and 35% for other NEOs, except for the CEO. Our CEO’s long-term incentive compensation is discussed separately below. Option grants were issued to Mr. Moyer for 6,812 shares (based solely on his position as CFO), Mr. Benjamin for 7,515 shares, Mr. Shahnazarian for 1,000 shares and Mr. McGrath for 6,943 shares. The stock options vest equally over 4 years starting on the first anniversary of the date of grant and are exercisable for shares of our common stock at an exercise price of $4.75 per share. The practice of issuing annual stock option awards to executives was new in 2010. Prior to 2010, no NEO had received an annual stock option award from the Company.

The Company has no formal requirements relating to executive stock ownership. From time to time, the committee has considered requiring certain senior managers to hold a certain value of equity in the Company and considered the equity holdings of the senior managers, including the NEOs, at such time. The committee plans to review the equity holdings of participants periodically.

Long-Term Equity Incentives Awarded to Executives Other Than the CEO

The method for determining the 2010 long term equity awards for Mr. Moyer, Mr. Benjamin, Mr. Shahnazarian and Mr. McGrath was based on a target level for each position as described above. Prior to 2010, the committee, in consultation with our CEO, determined the number of shares of restricted stock that would be available for issuance to senior management, excluding the CEO, under the RSP II. In making its determination, the committee considered the Company’s projected profits based on the annual business plan approved by the Board of Directors, what was reasonable from our shareholders’ perspective for expense and dilution, and the total cost of related cash payments made to cover the recipient’s Federal tax liability. The committee then allocated the total number of shares of restricted stock that would be available for grant to each of our business units and our corporate staff for that year. At a subsequent point during the fiscal year, the committee, in consultation with the CEO, reviewed the financial results for the first half of our fiscal year and the business plan for the remainder of the year to determine whether any changes should be made to the number of shares of restricted stock granted to other NEOs.

In reaching its decisions, the committee took into account the recommendations of the CEO, evaluated whether and to what extent the executive had met his or her individual performance goals, the executive’s contributions and expected future contributions, considered awards of restricted stock made to the individual in prior years, discussed external market factors and reviewed other compensation received by the executive that year. In making its RSP II awards in 2009, the committee considered the size of the prior awards made to each NEO, changes in responsibilities in 2009, and the overall impact of the award to the NEO’s total compensation. The committee also noted that no executive had received a salary increase in 2009 or a STIP payment during the previous three semi-annual periods.

The shares of restricted stock awarded to each NEO are described below in the Grants of Plan-Based Awards Table. All shares are subject to the three-year service vesting requirement under the RSP II and do not have performance requirements. Vesting of restricted stock is accelerated in certain events of termination and in the event of a change in control of the Company.

Long-Term Equity Incentives Awarded to the CEO

The CEO Annual and Long-Term Equity Process that was in place prior to Mr. Papada’s retirement in 2010 had two parts:

•	an annual equity incentive which was determined by the degree to which he achieved annual, objectively determinable by the Board, non-financial goals as agreed upon by the Board and Mr. Papada.

•	a long-term equity incentive which was determined by the degree to which the Board determined that Mr. Papada had created long-term value for the various constituents of the Company over rolling three-year periods. The process involved reviewing the Company’s achievements over the prior three years against a number of objective criteria.

At the beginning of each year, the Board of Directors determined the maximum number of shares the CEO could earn in his annual equity incentive with a maximum of 15,000 shares and for his long term equity incentive up to 12,000 shares, for a maximum of 27,000 shares per year. At such time, the performance criteria were established. The CEO’s long-term equity award was based on the Board’s judgment regarding how the Company had progressed over rolling three-year periods relative to established performance criteria as described in our RSP II as amended from time to time.

In January of each year, the CEO and the Board agreed on non-financial goals for the year. In 2009, the CEO’s goals were as follows: to do whatever was reasonably necessary to complete the CEO succession by April 2010; to stabilize the Company’s balance sheet through means he thought appropriate; to refinance the Company’s funded debt as he determined was necessary; and to bring expenses into line with revenues as the recession continued to deepen.

At the end of each year, the Board determined to what degree (from 0 to 100%) the CEO objectively achieved his annual goals and earned his annual equity incentive for the year and to what extent he achieved his long term goals and earned his annual long-term equity award. To the extent earned, the restricted stock was then issued at a future date chosen by the Board following the Board’s determination. Any shares of restricted stock earned by Mr. Papada had a one year vesting period from the date of grant.

The Board reviewed Mr. Papada’s performance in September 2009 and concluded that all of his short term goals were met and agreed to award him 15,000 shares for the CEO short term equity award on December 31, 2009. The Board reviewed his long term equity award in December 2009 and concluded that no award should be made. Accordingly, Mr. Papada received 15,000 shares of restricted stock in 2009, all of which vested immediately upon his retirement in March 2010.

Severance and Termination Benefits

Severance benefits contained in the employment agreements with Mr. Moyer, Mr. Benjamin, and Mr. McGrath are described below in the section, “Executive Employment Arrangements.” Mr. Shahnazarian does not have an employment agreement. We entered into an employment agreement with Mr. Faison in January 2011 and may enter into similar agreements or provide similar benefits to other executives in the future. Severance benefits provided to executives may include a lump sum payment, continuation of salary, health insurance and other benefits for a specified period of time, as well as accelerated vesting of restricted stock and stock options.

The RSP II provides for accelerated vesting of restricted stock awards upon certain events of termination of employment. If an employee dies, becomes totally disabled or retires on or after his normal retirement date prior to the expiration of the three year vesting requirement, then the three year vesting requirement ends and the shares are fully vested. In addition, the Company will pay a cash award to cover the employee’s estimated federal income tax liability. If an employee elects to retire before his normal retirement date but after his early retirement date or has employment terminated by the Company other than for cause prior to the expiration of the three year vesting requirement, then the employee is entitled to pro-rata vesting of the shares and related cash award. If the employee resigns or is terminated for cause prior to the vesting date, any unvested shares revert back to the Company and the employee has no further rights or interest in the shares. In the case of termination of employment other than for cause or an employee’s resignation, the committee may adjust the award up or down in its sole discretion, taking into account factors it determines to be relevant.

Our stock option plan also provides for accelerated vesting of stock options upon certain events of termination of employment in a manner similar to the vesting under the RSP II. The period of exercisability is normally limited to 60 days following termination. This is extended to one year if the termination is due to disability, two years following early retirement, and six months following a participant’s death. In the case of death, the options may be exercised by the participant’s estate, representative or descendant. In no event can the period be extended later than the option expiration date.

Retirement Plans

Qualified Retirement Plan

We maintained a qualified defined benefit pension plan until December 31, 2010, when we froze the plan. We refer to this as the retirement plan and this plan was for employees who were not covered by the Pulse Engineering, Inc. 401(k) Retirement Savings Plan. Mr. Papada, Mr. Moyer, and Mr. McGrath participated in the Retirement Plan during 2008, 2009 and 2010. Mr. Benjamin and Mr. Shahnazarian did not because they were covered by the Pulse Engineering, Inc. 401(k) Retirement Savings Plan. We make contributions to the retirement plan based upon actuarial calculations and the salary and service of each participant. Pension benefits depend on the employee’s final average salary and years of credited service. The final average salary is the highest average base salary over three consecutive years during the 10-year period prior to termination of employment or the date of retirement or, if sooner, the 10-year period ending December 31, 2010.

Upon reaching normal retirement date, a participant is entitled to receive annually upon retirement a single life annuity payable in equal monthly installments as follows:

• For a participant with 30 or more years of credited service:

•	27.5% of the participant’s final average compensation plus 18.75% of the participant’s final average compensation in excess of “covered compensation”; or if greater

•	$2,400.

•	For a participant with less than 30 years of credited service, the annual amount of retirement benefit determined above multiplied by a fraction, the numerator of which is equal to his years of credited service and the denominator of which is 30.

As an alternative to receiving benefits in the form of a single life annuity, the participant may elect in writing to receive benefits in one of the following optional forms:

•	Life annuity in level monthly payments, with either 60, 120 or 180 months certain. These payments are made to the participant for life and continue to a beneficiary of the participant for any period after the participant’s death and before expiration of the months certain.

•	Joint and survivor annuity continuing for life in level monthly payments to the participant and thereafter for life in level monthly payments to a designated beneficiary, if surviving, at either 50%, 75% (for plan years beginning on or after January 1, 2008) or 100% (as stated in the election) of the payments to the participant.

•	If the lump sum present value of a participant’s benefits does not exceed $7,000, he or she may elect to receive his benefits in a lump sum payment.

After attainment of the early retirement date, a participant may elect early retirement in which event he shall be entitled to either of the following:

•	Commencing at normal retirement date, a single life annuity determined in accordance with the above formula for normal retirement, based on years of credited service, or

•	Commencing at any time between the participant’s early retirement date and normal retirement date, a single life annuity determined as above, but reduced by 1/15 for each of the first 5 years and 1/30 for each of the next 5 years by which the payments commence prior to normal retirement date.

Early retirement date of a participant means the first day of the calendar month coincident with or next following the date such participant attains age 55 and completes 5 years of vested service. However, vested service is not determined until the last day of the plan year in which such participant completes 5 years of vested service.

Normal retirement date of a participant means the later of age 65 or the fifth anniversary of the date the participant commenced participation in the Retirement Plan.

Nonqualified Supplemental Retirement Plan

Prior to its termination in 2010, we maintained the nonqualified Technitrol, Inc. Supplemental Retirement Plan, which we refer to as the Supplemental Retirement Plan or SERP. This plan supplemented benefits of employees who participated in both our Qualified Defined Benefit Pension Plan and the STIP. Mr. Papada, Mr. Moyer and Mr. McGrath participated in this plan.

On December 24, 2008, the SERP was amended primarily to comply with the requirements of Section 409A of the Internal Revenue Code and related regulations and other guidance. The plan was amended and restated effective as of December 31, 2004 for amounts accrued and vested as of December 31, 2004. We refer to this as the Pre-409A Plan. For amounts accrued and vested under the plan after December 31, 2004, the plan was amended and restated effective as of January 1, 2009. We refer to this as the 409A Plan. On July 9, 2009, our Board terminated the 409A Plan because the sale of the Company’s MedTech subsidiaries in June 2009 was a change in control under Section 409A. No further benefits accrued under the plan after such date. In connection with the termination of the 409A Plan, participants, including Mr. Papada, Mr. Moyer and Mr. McGrath and seven other present and former employees, received lump sum payments of the benefits due to them under the plan. Payments were made from the trust established under the Technitrol, Inc. Grantor Trust Agreement dated July 5, 2006.

The termination of the 409A Plan had no effect on the trust or the Pre-409A Plan. Benefits under the Pre-409A Plan continued to be funded by the trust. The trust was irrevocable and was subject to the claims of creditors in the event of insolvency. Payment of benefits under the Pre-409A Plan was subject to the Agreement for Settlement of Benefits under the Pre-409A SERP. This agreement was entered into as of September 24, 2009 with Mr. Papada, Mr. Moyer, Mr. McGrath and other employees who actively participated in the Pre-409A Plan. The agreement clarified interpretations of the Pre-409A Plan regarding its change of control provisions. The agreement also addressed the timing and terms of Mr. Papada’s retirement and consolidated various contracts with Mr. Papada regarding his employment and retirement. In accordance with the terms of the agreement, Mr. Papada, Mr. Moyer, Mr. McGrath and other employees received lump sum payments of the benefits due to them under the plan.

Benefits paid under the Pre-409A Plan depended upon the employee’s final average compensation and years of credited service. Final average compensation was defined as the employee’s base salary and cash bonus (not in excess of 75% of base salary in the calendar year in which it was paid) during the highest 3 consecutive calendar years out of the last 10 calendar years.

Under the Pre-409A Plan, a participant who retired on or after the normal retirement age with 20 or more years of service was entitled to receive annually a single life annuity (payable in equal monthly installments) equal to the difference between:

•	45% of final average compensation, and

•	the amount of the participant’s accrued benefits (in the form of a straight life annuity) under the Technitrol, Inc. Retirement Plan as of the date of retirement.

For a participant with less than 20 years of service, the annual amount of retirement benefit was multiplied by a fraction, with the numerator equal to his years of service and the denominator equal to 20.

Under the Pre-409A Plan, normal retirement age was defined as the later of age 65 or the fifth anniversary of participation in the Technitrol, Inc. Retirement Plan. A participant who retired on or after his or her early retirement date, and prior to the normal retirement age, was entitled to receive the following:

•	If a participant had 20 or more years of service, a single life annuity was determined by the formula used for normal retirement above, based on years of service at termination. The benefit determined under the formula using 45% of final average compensation was reduced by 5% per year when payments began before age 62. The offset benefit determined under the Technitrol Inc. Retirement Plan was reduced by the early retirement reduction provisions of the plan. If payments began on or after age 62, the benefit calculated as 45% of final average compensation was not reduced.

•	If a participant had less than 20 years of service, a single life annuity benefit was determined under the normal retirement benefit above for a participant with less than 20 years of service, based on years of service and reduced by 1/15 for each of the first five years, and 1/30 for each of the next five years for the time that payments commenced prior to normal retirement age. Under the Pre-409A Plan, early retirement date meant the first day of the calendar month coincident with or the next month following the date the participant attained age 55 and completed five years of vesting service.

As an alternative to receiving benefits under the Pre-409A Plan in the form of a single life annuity, a participant could have elected to receive benefits in one of the following optional forms:

•	a life annuity in level monthly payments, with either 60, 120 or 180 months certain. Payments would be made to the participant for life and would continue to be paid to the designated beneficiary of the participant for the period after the participant’s death and before expiration of the months certain.

•	a joint and survivor annuity continuing for life, in level monthly payments to the participant and thereafter for life in level monthly payments to a beneficiary, elected at either 50% or 100% of the payments to the participant.

In the event of a change in control, the Supplemental Retirement Plan provided for accelerated vesting of benefits and a lump sum payment, as further discussed below under “Change in Control.” For a definition of change in control under the Supplemental Retirement Plan, see “Potential Payments Upon Termination or Change in Control” below.

401(k) Plans

Through December 31, 2010, employees of the Company — previously named Technitrol, Inc. — could participate in the Technitrol, Inc. 401(k) Retirement Savings Plan. Employees of the Company’s subsidiary, Pulse Engineering, Inc., could participate in the Pulse Engineering, Inc. 401(k) Plan. On December 31, 2010, the two 401(k) plans were merged into a single plan. This plan is now called the Pulse Electronics Corporation 401(k) Retirement Savings Plan. Mr. Moyer, Mr. Moloney, Mr. Papada and Mr. McGrath participated in the Technitrol 401(k) Plan during 2010. The Technitrol 401(k) Plan permitted employees of Technitrol to set aside a portion of their income for retirement savings. The plan provided a discretionary match. Historically, the match was equal to 100% of the first 4% of eligible compensation set aside by an employee up to the statutory maximum. However, during most of 2009 and the first three months of 2010, the company match under the Technitrol 401(k) Plan was suspended. Mr. Benjamin and Mr. Shahnazarian participated in the Pulse Engineering, Inc. 401(k) Plan during

2010. The Pulse Engineering, Inc. 401(k) Plan permitted employees of Pulse Engineering, Inc. to set aside a portion of their income for retirement savings. This plan also provided a discretionary match. Historically, the match under this plan was equal to 100% of the first 6% of eligible compensation set aside by an employee up to the statutory maximum. However, during most of 2009, and the first three months of 2010, the company match under the Pulse Engineering, Inc. 401(k) plan was suspended. The participation of the NEOs in these plans is on the same terms as other participants in the 401(k) plans. Leased employees, employees covered by a collective bargaining agreement (unless the agreement provided that the bargaining unit members were eligible to participate) and temporary employees could not participate in either plan. The Company announced that its match would be restored on a gradual basis beginning with the second quarter of 2010 and the restoration was completed in the first quarter of 2011.

Supplemental Savings Plan

We maintain the Pulse Electronics Corporation Supplemental Savings Plan for those U.S. employees, including the NEOs, earning a base salary in excess of the maximum salary covered by our qualified 401(k) plan. This maximum is set annually by the IRS. Under the Supplemental Savings Plan, we may make matching contributions on behalf of participants who made the maximum permitted elective deferrals to our tax-qualified 401(k) plan for the year equal to the excess of

•	the matching contributions that they would have received under our tax-qualified 401(k) plans for the year if the Internal Revenue Code limits on compensation and elective deferrals were not applicable and if they had made elective deferrals of 4% of their compensation (or 6% of compensation if they participated in the Pulse Engineering, Inc. 401(k) Plan), over

•	the amount of the matching contributions actually made for them for the year under our tax-qualified 401(k) plans.

Participants are 100% vested immediately in the Company’s contributions. In addition, participants in the Supplemental Savings Plan have the right to defer up to 20% of their compensation (as defined under the Plan) per calendar year; however, any deferred contribution in excess of 4% (or 6% for Pulse Engineering, Inc.) of the participant’s compensation for the applicable period is not considered for company matching contributions. Participants may elect to invest their accounts in a number of third party mutual funds offered by the plan’s administrator. Participants may not make withdrawals from their account during their employment, except that a participant may apply to the administrator of the plan to withdraw some or all of his account if such withdrawal is made on account of an unforeseeable emergency under Section 409A of the Internal Revenue Code.

The Supplemental Savings Plan generally provides that the Company may make employer contributions to the accounts of participants in any amount, as determined by the Company in its sole discretion from time to time. The Company is not required to treat all participants in the same manner in determining such contributions. Because the company match under the tax-qualified 401(k) plans was suspended during 2009, the Company decided not to make contributions to any participant’s supplemental savings plan account for 2009. We expect to make contributions to NEO accounts in 2011 related to 2010 compensation.

Under our Supplemental Savings Plan, distributions begin in the month after termination or death of the participant. However, if the participant is terminated for cause, he or she forfeits all contributions made by the Company. At the election of the participant, distributions can be made as a lump sum or under an installment plan up to ten years.

Change in Control

In the event of a change in control, our Restricted Stock Plan II, 2001 Stock Option Plan and Supplemental Savings Plan provide for certain benefits to participants. For the definition of “change in control” under such plans, see “Potential Payments Upon Termination or Change in Control” below.

Our Restricted Stock Plan II provides that in the event there is a change in control, the restriction period for any shares granted under the plan terminates and all shares vest 100% and are distributed to employees accompanied by the applicable cash awards intended to cover the estimated federal income tax liability. Our 2001 Stock Option Plan provides that in the event there is a change of control, all options are immediately fully vested and exercisable. The committee may elect to pay cash to participants in this case in an amount equal to the excess of the market value of the common stock over the exercise price of the options. Under the Company’s Supplemental Savings Plan, upon a change in control all participants have a nonforfeitable right to receive the entire amount of their account balances under the plan and all amounts must be paid as soon as administratively practicable.

Perquisites and Other Benefits

Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life insurance and disability insurance, and our 401(k) plan. NEOs participate in these benefit plans on the same basis as our other employees. Certain NEOs receive additional benefits including higher amounts of life insurance and a company provided car. Mr. Moyer receives reimbursement for club membership dues to The Union League of Philadelphia which is used primarily for company-related activities.

We do not own or lease a company airplane and do not employ company drivers in the United States. We do not own or utilize company-sponsored apartments or other living accommodations. Our NEOs are required to fly in commercial aircraft and to stay in hotels where we have negotiated favorable rates. These are the same accommodations used by other company employees.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of compensation in excess of $1 million paid to certain executive officers, including the NEOs, unless certain specific and detailed criteria are satisfied. We believe that it is often desirable and in our best interest to deduct compensation payable to our executive officers. Therefore, we consider the anticipated tax treatment to our company and to our executive officers when we review and establish compensation programs and payments. While no assurance can be given that compensation will be fully deductible under Section 162(m), we will continue to manage our executive compensation program to preserve the related federal income tax deductions. Individual exceptions may however occur in order to ensure competitive levels of compensation for our executive officers.

Nonqualified Deferred Compensation

The American Jobs Creation Act of 2004 and related regulations changed the tax rules applicable to nonqualified deferred compensation arrangements. We believe we are operating in good faith compliance with these statutory and regulatory provisions, which were effective January 1, 2005, as they may relate to the Supplemental Savings Plan and other nonqualified deferred compensation arrangements. We expect to manage our nonqualified deferred compensation arrangements in accordance with these statutory and regulatory provisions. However, no assurance can be given that our compensation arrangements will remain compliant if these provisions are amended in the future. Also, certain individual exceptions may be necessary in order to ensure competitive levels of compensation for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis be included in this proxy statement.

Members of the Compensation Committee

John E. Burrows, Jr., Chairman
Howard Deck

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to, or earned by, each of the named executive officers (NEOs) for the fiscal year ended December 31, 2010 and, where applicable, the fiscal years ended December 25, 2009 and December 26, 2008. This table includes information for Daniel M. Moloney and James M. Papada, both of whom are no longer officers of the Company. Mr. Papada retired from the Company effective in March 2010, and Mr. Moloney resigned in August 2010. The employment agreements we have with our NEOs are discussed in further detail under the heading “Executive Employment Arrangements.” Our NEOs participate in the Company’s compensation plans which are described above under the heading “Compensation Discussion and Analysis.”

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
				Awards	Awards	Compensation	Compensation	Compensation
Name and Principal		Salary	Bonus	($)	($)	($)	Earnings	($)	Total
Position	Year	($)	($)	(1)	(2)	(3)	($)(4)	(5)	($)

Drew A. Moyer,	2010	$466,285	—	$144,900	$17,439	$156,251	$0	$657,133	$1,442,008
Interim Chief Executive	2009	$339,900	—	$133,850	—	—	$94,490	$2,001,541	$2,569,781
Officer, Chief Financial	2008	$347,604	—	$142,080	—	—	$88,832	$99,384	$677,900
Officer (PEO & PFO)

Daniel Moloney,	2010	$279,688	$300,000	—	—	—	N/A	$216	$579,904
Chief Executive Officer and President (served as CEO March-August 2010)

James M. Papada, III,	2010	$258,400	—	—	—	—	$0	$9,518,428	$9,776,828
Chief Executive Officer	2009	$707,200	—	$65,700	—	—	$0	$2,504,506	$3,277,406
and President (served as	2008	$719,649	—	$65,326	—	$200,000	$1,044,672	$84,048	$2,113,695
CEO Jan-March 2010)

Alan H. Benjamin,	2010	$391,632	—	$105,000	$19,238	$57,857	N/A	$61,957	$635,684
Senior Vice President	2009	$325,951	—	$150,550	—	—	N/A	$104,963	$581,464
	2008	$352,378	—	$213,120	—	—	N/A	$131,658	$697,156

Roger Shahnazarian,	2010	$252,572	—	$56,250	$2,560	$40,318	N/A	$46,690	$398,390
Senior Vice President, Production Operations

Michael J. McGrath,	2010	$243,323	—	$45,000	$17,774	$39,674	$0	$145,215	$490,986
Vice President, Treasury/ Tax

(1)	These amounts reflect the fair market value (closing price of our shares of common stock on the New York Stock Exchange on the date of grant) of the shares of common stock granted to our NEOs.

With respect to Mr. Moyer, the 2010 amount reflects the value of 28,000 shares granted on May 24, 2010 when our stock closed at $3.75 per share plus the value of 10,000 shares granted on July 31, 2010 when our stock closed at $3.99 per share. The 2009 amount reflects the value of 8,000 shares granted on October 26, 2009 when our stock closed at $8.35 per share plus the value of 15,000 shares granted on May 5, 2009 when our stock closed at $4.47 per share. The 2008 amount reflects the value of 6,000 shares granted on April 23, 2008 when our stock closed at $23.68 per share.

With respect to Mr. Papada, who retired in March 2010, the 2009 amount reflects the value of 15,000 shares granted on December 31, 2009 when our stock closed at $4.38 per share. The 2008 amount reflects the value of 17,800 shares granted on January 2, 2009 when our stock closed at $3.67 per share.

With respect to Mr. Benjamin, the 2010 amount reflects the value of 28,000 shares granted on May 24, 2010 when our stock closed at $3.75 per share. The 2009 amount reflects the value of 10,000 shares granted on October 26, 2009 when our stock closed at $8.35 per share plus the value of 15,000 shares granted on May 5, 2009 when our stock closed at $4.47 per share. The 2008 amount reflects the value of 9,000 shares granted on April 23, 2008 when our stock closed at $23.68 per share.

With respect to Mr. McGrath, the 2010 amount reflects the value of 12,000 shares granted on May 24, 2010 when our stock closed at $3.75 per share.

With respect to Mr. Shahnazarian, the 2010 amount reflects the value of 15,000 shares granted on May 24, 2010 when our stock closed at $3.75 per share.

(2)	This amount represents the grant date fair value of stock options calculated using the provisions of ASC 718 except that no estimates of forfeitures have been taken into account. See note 11 to the notes to consolidated financial statements set forth in Pulse Electronics Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for the assumptions made in determining ASC 718 grant date fair values.

(3)	These amounts reflect the cash incentive awards to the named individuals under the Interim Short Term Incentive Plan for 2010 and the Short Term Incentive Plan (STIP) for previous years, but do not include STIP awards paid during a year for the prior year.

(4)	These amounts reflect the actuarial increase in the present value of the named executive officer’s benefits under our qualified Retirement Plan and our non-qualified Supplemental Retirement Plan. For Mr. Papada, Mr. Moyer and Mr. McGrath, there was no increase for 2010. In fact the value decreased by $4,450,307, $432,020, and $80,970, respectively, due to lump-sum payments made from the Technitrol, Inc. Grantor Trust under our Pre-409A Plan and subsequent termination of the plan on October 20, 2010. The assumptions used to calculate the actuarial present values were the same as those used to measure the liabilities for the financial disclosures for the retirement plans as of each year-end, with the exception of the pre-retirement decrements and assumed retirement age. Pre-retirement decrements were not used for the purpose of these calculations. The discount rate used for the calculations was 5.80% as of 12/31/2007, 6.20% as of 12/31/2008, 6.0% as of 12/31/2009 (except for Mr. Papada’s Pre-409A Plan benefit for which the rate used was 4.25% and Mr. Moyer’s and Mr. McGrath’s pre-409A Plan benefit for which the rate used was 3.20% as of 12/31/2009) and 5.40% as of 12/31/2010. The mortality table used was the RP 2000 table projected to 2012, with blended rates for white/blue collar and active/retired participants, sex distinct (except for Mr. Papada’s pre-409A SERP benefits for which the mortality table used was the RP 2000 annuitant, generational mortality for males and for Mr. Moyer’s and Mr. McGrath’s pre-409A SERP benefits for which the mortality table used was the RP 2000 employee mortality for males without collar adjustment). Calculations were completed at the participant’s earliest unreduced retirement age based on the participant’s eligibility as of 12/31/2007, 12/31/2008, 12/31/2009 and 12/31/2010, respectively, except Mr. Papada’s present value was calculated as of 12/31/2010 based on the 50% joint and survivor annuity he is currently receiving. No named executive officer received preferential or above-market earnings on deferred compensation.

(5)	For Mr. Moyer, the 2010 amount consists of (i) a matching contribution of $131 for the 401(k) plan, (ii) payment of a $314 life insurance premium, (iii) a cash award of $78,023 to cover federal income tax liability for restricted stock awarded in 2010, (iv) payment of $563,665 from the Technitrol, Inc. Grantor Trust under our Pre-409A Plan and (vi) various miscellaneous perquisites of approximately $15,000. The 2009 amount consists of (i) a matching contribution of $523 for the 401(k) plan, (ii) payment of a $293 life insurance premium, (iii) a cash award of $72,073 to cover federal income tax liability with respect to shares of restricted stock awarded in 2009, (iv) a payment of $1,908,948 from the Technitrol, Inc. Grantor Trust due to a change in control as defined under the 409A Plan, (v) a contribution of $4,707 under the Supplemental Savings Plan and (vi) various miscellaneous perquisites of approximately $15,000. The 2008 amount consists of (i) a matching contribution of $9,200 for the 401(k) plan, (ii) payment of a $450 life insurance premium, (iii) a cash award of $76,504 to cover federal income tax liability with respect to shares of restricted stock awarded in 2008, (iv) a matching contribution of $3,230 under the Supplemental Savings Plan and (v) various miscellaneous perquisites of approximately $10,000. The perquisites for 2010, 2009 and 2008 include a health club membership (the same as given to all other Pulse employees), company-provided automobile and membership dues to The Union League of Philadelphia.

For Mr. Moloney, the 2010 amount consists of payment of $216 life insurance premium.

For Mr. Papada, the 2010 amount consists of (i) $422 in life insurance premium, (ii) $9,339,118 from the Technitrol, Inc. Grantor Trust in connection with the termination of the Company’s Pre-409A Plan, (iii) $143,888 to cover federal income tax liability with respect to the shares of restricted stock awarded in 2010, and (iv) various miscellaneous perquisites, including title to his automobile, which total approximately $35,000. The 2009 amount consists of (i) a matching contribution of $1,088 in the Pulse Electronics Corporation 401(k) Retirement Savings Plan, (ii) payment of a $1,457 life insurance premium, (iii) $81,719 to cover federal income tax liability for shares of restricted stock awarded in 2009, (iv) $2,123,656 from the Technitrol, Inc. Grantor Trust due to a change in control as defined under the 409A Plan, (v) a contribution of $19,586 pursuant to the Supplemental Savings Plan, (vi) a non-STIP cash award of $267,000 and (vii) various miscellaneous perquisites of approximately $10,000. The 2008 amount consists of (i) a matching contribution of $9,200 in the Pulse Electronics Corporation 401(k) Retirement Savings Plan, (ii) payment of a $988 life insurance premium, (iii) $46,342 to cover federal income tax liability for 17,800 shares of restricted stock granted in January 2009 for 2008 performance, (iv) a matching contribution of $17,518 for the Supplemental Savings Plan and (v) various miscellaneous perquisites of approximately $10,000.

For Mr. Benjamin, the 2010 amount consists of (i) a matching contribution of $4,836 in the Pulse Electronics Corporation 401(k) Plan, (ii) $583 life insurance premium and (iii) a cash award of $56,538 to cover federal income tax liability for restricted stock awarded in 2010. The 2009 amount consists of (i) a matching contribution of $727 for the Pulse Engineering, Inc. 401(k) Plan, (ii) $96,400 to cover federal income tax liability for restricted stock awarded in 2009 and (iii) a contribution of $7,331 for the Supplemental Savings Plan. The 2008 amount consists of (i) a matching contribution of $13,800 for the 401(k) Plan, (ii) $114,756 to cover federal income tax liability for restricted stock awarded in 2008 and (iii) a matching contribution of $3,102 for the Supplemental Savings Plan.

For Mr. McGrath, the 2010 amount consists of (i) a matching contribution of $1,699 for the 401(k) Retirement Savings Plan, (ii) payment of a $328 life insurance premium, (iii) $500 for opting out of Pulse’s medical coverage, and (iii) $142,688 from the Technitrol, Inc. Grantor Trust in connection with the termination of the Company’s Pre-409A Plan.

For Mr. Shahnazarian, the 2010 amount consists of (i) a matching contribution of $6,126 for the 401(k) Plan, (ii) $502 life insurance premium and (iii) $40,062 to cover federal income tax liability for restricted stock awarded in 2010.

GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes the grants of plan-based awards to each of the NEOs for the fiscal year ended December 31, 2010. The compensation plans under which the grants were made are generally described above under the heading “Compensation Discussion and Analysis.”

							Grant Date
						Exercise or	Fair Value
		All Other Stock Awards:		All Other Option Awards:		Base Price	of Stock
		Number of Shares		Number of Securities		of Option	and Option
	Grant	of Stock or Units		Underlying Options		Awards	Awards
Name	Date	(#)		(#)(5)		($/sh)	($)(6)

James M. Papada, III(1)	—	—		0		$0	$0
Daniel Moloney(2)	—	—		0		$0	$0
Drew A. Moyer	5/24/2010	28,000	(3)				$105,000
	7/31/2010	10,000	(4)				$39,900
	10/27/2010			6,812	(5)	$4.75	$17,439
Alan H. Benjamin	5/24/2010	28,000	(3)				$105,000
	10/27/2010			7,515	(5)	$4.75	$19,238
Roger Shahnazarian	5/24/2010	15,000	(3)				$56,250
	10/27/2010			1,000	(5)	$4.75	$2,560
Michael J. McGrath	5/24/2010	12,000	(3)				$45,000
	10/27/2010			6,943	(5)	$4.75	$17,774

(1)	Mr. Papada retired as CEO on March 22, 2010.

(2)	Mr. Moloney resigned on August 1, 2010, at which time all of the 360,000 options granted under his Employment Agreement on March 22, 2010 were cancelled.

(3)	These shares were awarded under our Restricted Stock Plan II, as amended and restated as of March 1, 2010. The shares will vest upon expiration of the third anniversary of the award provided the officer is an employee on such date.

(4)	These shares were awarded under our Restricted Stock Plan II, as amended and restated as of March 1, 2010. The shares will vest upon expiration of the first anniversary of the award provided the officer is an employee on such date.

(5)	These options were awarded under our 2001 Employee Stock Option Plan, as amended and restated on March 1, 2010. The grants vest equally over four years starting on the first anniversary date after the grant.

(6)	For a restricted stock grant, the stock award values were calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the date of the grant by the number of shares awarded. Dividends are paid on restricted stock to the extent dividends are declared on shares of our common stock. The option award values were calculated using the provisions of Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation except that no estimates of forfeitures have been taken into account.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below summarizes the outstanding equity awards of each of the NEOs for the fiscal year ended December 31, 2010.

	Option Awards				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised			Stock That	Stock That
	Options	Options	Option	Option	Have Not	Have Not
	Exercisable	Unexercisable	Exercise	Expiration	Vested	Vested
Name	(#)	(#)(1)	Price ($)	Date	(#)	($)(6)

Drew A. Moyer	0	6,812	$4.75	10/27/2017	67,000 (2)	$356,440
Alan H. Benjamin	0	7,515	$4.75	10/27/2017	62,000 (3)	$329,840
Roger Shahnazarian	0	1,000	$4.75	10/27/2017	36,500 (4)	$194,180
Michael J. McGrath	0	6,943	$4.75	10/27/2017	26,000 (5)	$138,320

(1)	All of the option awards in this table were granted to the NEOs under the Company’s 2001 Employee Stock Option Plan, as amended and restated March 1, 2010. The grants vest equally over four years starting on the first anniversary date after the grant, therefore 25% will vest on October 27, 2011, 25% on October 27, 2012, 25% on October 27, 2013, and 25% on October 27, 2014.

(2)	Of Mr. Moyer’s 67,000 shares that were unvested as of December 31, 2010, 6,000 shares will vest on April 23, 2011, 10,000 shares will vest on July 31, 2011, 15,000 shares will vest on May 5, 2012, 8,000 shares will vest on October 26, 2012 and 28,000 shares will vest on May 24, 2013.

(3)	Of Mr. Benjamin’s 62,000 shares that were unvested as of December 31, 2010, 9,000 shares will vest on April 23, 2011, 15,000 shares will vest on May 5, 2012, 10,000 shares will vest on October 26, 2012 and 28,000 shares will vest on May 24, 2013.

(4)	Of Mr. Shahnazarian’s 36,500 shares that were unvested as of December 31, 2010, 4,500 shares will vest on April 23, 2011, 8,500 shares will vest on May 5, 2012, 8,500 shares will vest on October 26, 2012 and 15,000 shares will vest on May 24, 2013.

(5)	Of Mr. McGrath’s 26,000 shares that were unvested as of December 31, 2010, 4,000 shares will vest on April 23, 2011, 5,000 shares will vest on May 5, 2012, 5,000 shares will vest on October 26, 2012 and 12,000 shares will vest on May 24, 2013.

(6)	The market values were computed by multiplying the number of unvested shares by $5.32, which was the per share closing price of our common stock on the New York Stock Exchange on December 31, 2010.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information regarding amounts realized on restricted stock awards that vested during 2010. There were no option exercises during 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized
	Acquired on Exercise	On Exercise	Acquired on Vesting		on Vesting
Name	(#)	($)	(#)		($)

James M. Papada, III	—	—	17,800	(1)	$76,718	(3)
Daniel Moloney	—	—	0		0
Drew A. Moyer	—	—	6,000	(2)	$36,300	(3)
Alan H. Benjamin	—	—	6,000	(2)	$36,300	(3)
Michael J. McGrath	—	—	4,000	(2)	$24,200	(3)
Roger Shahnazarian	—	—	3,000	(2)	$18,150	(3)

(1)	These shares vested to Mr. Papada on January 3, 2010.

(2)	These shares vested to Mr. Moyer, Mr. Benjamin, Mr. McGrath and Mr. Shahnazarian on April 26, 2010.

(3)	These values were computed by multiplying the number of vested shares by the per share closing price of our common stock on the New York Stock Exchange on the vesting date.

PENSION BENEFITS TABLE

The following table sets forth the present accumulated value of benefits that NEOs are entitled to receive under the Technitrol, Inc. Retirement Plan and their years of credited service under that plan. The terms of the Retirement Plan are generally described above under the heading “Compensation Discussion and Analysis.”

			Present Value	Payments
		Number of Years	of Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)(3)	($)	($)

James M. Papada, III(1)	Retirement Plan	10.6	$308,460 (4)	—
Drew A. Moyer	Retirement Plan	21	$269,002 (4)	—
Alan H. Benjamin(2)	Retirement Plan	—	—	—
Roger Shahnazarian(2)	Retirement Plan	—	—	—
Michael J. McGrath	Retirement Plan	12.8	$148,973 (4)	—

(1)	Mr. Papada retired as CEO on March 22, 2010.

(2)	Mr. Benjamin and Mr. Shahnazarian do not participate in the Technitrol, Inc. Retirement Plan.

(3)	The Company has no formal policy with regard to granting extra years of credited service.

(4)	The assumptions used to calculate these values are discussed in the Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information regarding our Supplemental Savings Plan for our NEOs in 2010. The terms are generally described above under the heading “Compensation Discussion and Analysis.”

	Executive				Aggregate
	Contributions	Company		Aggregate	Balance at
	in Last	Contributions in	Aggregate Earnings	Withdrawals/	Last Fiscal
	Fiscal Year	Last Fiscal Year	in Last Fiscal Year	Distributions	Year-End
Name	($)	($)(1)	($)(2)	($)	($)

James M Papada, III	—	—	—	$143,888 (3)	—
Daniel Moloney	—	—	—	—	—
Drew A. Moyer	—	—	$2,614	—	$15,443
Alan H. Benjamin	—	—	$2,687	—	$17,401
Roger Shahnazarian	—	—	—	—	$627
Michael J. McGrath	—	—	—	—	—

(1)	Due to changes within the Company’s 401(k) plan including suspending the company match, we did not make contributions to the Supplemental Savings Plan in 2010. Supplemental savings contributions will resume for the 2011 plan year.

(2)	Earnings are determined by investment options selected by the NEO. Earnings from these investments are not reported as compensation in the Summary Compensation Table.

(3)	Mr. Papada withdrew the total aggregate of his funds under the Supplemental Savings Plan in connection with his retirement from the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect potential payments we would have been required to make to our NEOs given various scenarios if the officer’s employment had been terminated or a change in control had occurred on December 31, 2010. This was the last day of our most recently completed fiscal year. The amounts shown are estimates. Actual amounts payable to an executive under each scenario can only be determined at the time the event occurs. The amounts reflected do not include payments or benefits which are provided generally to salaried employees upon termination of employment, death or disability, including the following:

•	accrued pay and vacation time;

•	regular pension benefits under the Technitrol, Inc. Retirement Plan;

•	distributions of plan balances under the Company’s 401(k) Retirement Savings Plans; and

•	disability payments under the Company’s long-term disability insurance policy when an employee’s employment is terminated due to complete disability (payments equal 60% of base salary up to a maximum of $8,000 per month, subject to reductions from certain sources of income, until the disability ends or the executive reaches age 65, unless the disability occurs after age 61 in which event the maximum period of payment is extended beyond age 65 according to a schedule set forth in the plan).

Drew A. Moyer

The following table shows the estimated payments that would have been made to Mr. Moyer had his employment been terminated or a change in control occurred on December 31, 2010. For purposes of this table, when we use the term “change in control” we assume that the triggering event is sufficient to meet the definitions of change in control under Mr. Moyer’s employment agreement, our 2001 Stock Option Plan, Supplemental Savings Plan and RSP II Plan. For a description of Mr. Moyer’s employment arrangements, see below under the heading “Executive Employment Agreements.” All payments to be made to Mr. Moyer upon termination of his employment are conditioned on his execution of a general release under which Mr. Moyer must release us from any and all claims relating to his employment or otherwise, except for certain obligations of the Company that continue after his termination.

			Termination by the
			Company w/o Cause
			or by Mr. Moyer		Termination for	Complete				Change in
Benefit	Resignation		For Good Reason		Cause	Disability		Death		Control

RSP II	0		$356,440	(2)	0	$356,440	(6)	$356,440	(6)	$356,440	(6)
Severance	0		$937,125	(3)	0	0		0		0
Stock Options	0		$3,883	(2)(9)	0	0		0		$3,883	(8)(9)
Supplemental Savings	$15,443	(1)	$15,443	(1)	0	$15,443	(1)	$15,443	(1)	$15,443	(1)
Insurance Premiums	0		$25,000	(4)	0	0		0		0
Life Insurance	0		0		0	0		$200,000	(7)	0
Benefits and Perquisites	0		$105,000	(5)	0	0		0		0
TOTAL	$15,443		$1,442,891		0	$371,883		$571,883		$375,766

(1)	This amount reflects Mr. Moyer’s balance in the Supplemental Savings Plan at December 31, 2010. Mr. Moyer is entitled to the balance under this plan upon retirement or termination of employment other than for cause. If terminated for cause, Mr. Moyer must forfeit the Company’s contributions to the plan.

(2)	Per the terms of Mr. Moyer’s employment agreement (further described below under the section entitled “Executive Employment Arrangements”), upon termination without cause or by Mr. Moyer for good reason, all shares of restricted stock and all stock options which are held by Mr. Moyer and not yet vested would be immediately vested. Therefore, the amounts in the table reflect the respective value of the shares of restricted stock and of options that would have vested to Mr. Moyer had his employment been terminated by the Company without cause or by Mr. Moyer for good reason on December 31, 2010.

(3)	This amount reflects 2.625 times Mr. Moyer’s base salary that pursuant to his employment agreement Mr. Moyer would have been entitled to receive had his employment been terminated by the Company without cause or by Mr. Moyer for good reason on December 31, 2010.

(4)	This amount reflects the estimated cost of 18 months of future health and life insurance premiums and future dues for a health club membership and 12 months of outplacement services that Mr. Moyer would have been entitled to receive pursuant to his employment agreement had his employment been terminated by the Company without cause or by Mr. Moyer for good reason on December 31, 2010.

(5)	This amount reflects the estimated value of the title to Mr. Moyer’s automobile and a one time equity award Mr. Moyer would be entitled to receive pursuant to his employment agreement had his employment been terminated by the Company without cause or by Mr. Moyer for good reason on December 31, 2010.

(6)	According to the terms of our RSP II, a participant is entitled to full vesting of any unvested shares of restricted stock upon a complete disability, death or a change in control of the Company. Accordingly, the amount in the table reflects the value on December 31, 2010 of 67,000 unvested shares of restricted stock that would become fully vested upon a complete disability, death or change in control.

(7)	This amount reflects the life insurance proceeds that under the Company sponsored life insurance plan would have become payable to Mr. Moyer’s estate had he died on December 31, 2010.

(8)	According to the terms of our 2001 Stock Option Plan, upon a change in control of the Company, all options shall be immediately exercisable and fully vested.

(9)	At the discretion of the Executive Compensation Committee, Mr. Moyer may receive cash in an amount equal to the excess of the market value of the common stock subject to the options over the exercise price of such shares, in exchange for the cancellation of such options. The market value of our common stock on December 31, 2010 was $5.32 and the exercise price of these 6,812 shares was $4.75 per share for a difference of $0.57 per share.

Alan H. Benjamin

The following table shows the estimated payments that would have been made to Mr. Benjamin had his employment been terminated or a change in control of the Company occurred on December 31, 2010. For purposes of this table, when we use the term “change in control” we assume that the triggering event is sufficient to meet the definitions of change in control under Mr. Benjamin’s employment agreement and our 2001 Stock Option Plan, Supplemental Savings Plan and RSP II Plan. For a description of Mr. Benjamin’s employment arrangements, see below under the heading “Executive Employment Agreements.” All payments to be made to Mr. Benjamin upon termination of his employment are conditioned on his execution of a general release pursuant to which Mr. Benjamin must release the Company from any and all claims relating to his employment or otherwise, except for certain obligations of the Company that continue after his termination.

			Termination by the
			Company w/o Cause
			or by Mr. Benjamin		Termination for	Complete				Change in
Benefit	Resignation		For Good Reason		Cause	Disability		Death		Control

RSP II	0		$329,840	(2)	0	$329,840	(5)	$329,840	(5)	$329,840	(5)
Severance	0		$946,312	(3)	0	0		0		0
Stock Options	0		0		0	0		0		$4,284	(6)
Supplemental Savings	$17,401	(1)	$17,401	(1)	0	$17,401	(1)	$17,401	(1)	$17,401	(1)
Insurance Premiums	0		$25,000	(4)	0	0		0		0
TOTAL	$17,401		$1,318,553		0	$347,241		$347,241		$351,525

(1)	This amount reflects Mr. Benjamin’s balance in the Supplemental Savings Plan at December 31, 2010. Mr. Benjamin is entitled to the balance under this plan upon retirement or termination of employment other than for cause. If terminated for cause, Mr. Benjamin must forfeit the Company’s contributions to the plan.

(2)	Per the terms of Mr. Benjamin’s employment agreement (further described below under the section entitled “Executive Employment Arrangements”), upon termination without cause or by Mr. Benjamin for good reason, all shares of restricted stock which are held by Mr. Benjamin and not yet vested would be immediately vested. Therefore, the amounts in the table reflect the respective value of the shares of restricted stock that would have vested to Mr. Benjamin had his employment been terminated by the Company without cause or by Mr. Benjamin for good reason on December 31, 2010.

(3)	This amount reflects 2.625 times Mr. Benjamin’s base salary that according to his employment agreement Mr. Benjamin would have been entitled to receive had his employment been terminated by the Company without cause or by Mr. Benjamin for good reason on December 31, 2010.

(4)	This amount reflects the estimated cost of 18 months of future health and life insurance premiums and future dues for a health club membership and 12 months of outplacement services that Mr. Benjamin would have been entitled to receive according to his employment agreement had his employment been terminated by the Company without cause or by Mr. Benjamin for good reason on December 31, 2010.

(5)	According to the terms of our RSP II, a participant is entitled to full vesting of any unvested shares of restricted stock upon a complete disability, death or a change in control of the Company. Accordingly, the amount in the table reflects the value on December 31, 2010 of 62,000 unvested shares of restricted stock that would become fully vested upon a complete disability, death or change in control.

(6)	According to the terms of our 2001 Stock Option Plan, upon a change in control of the Company, all options become immediately exercisable and fully vested. At the discretion of the Executive Compensation Committee, Mr. Benjamin may receive cash in an amount equal to the excess of the market value of the common stock subject to the options over the exercise price of such shares, in exchange for the cancellation of such options. The market value of our common stock on December 31, 2010 was $5.32 and the exercise price of these shares was $4.75 per share for a difference of $0.57 per share.

Michael J. McGrath

The following table shows the estimated payments that would have been made to Mr. McGrath had his employment been terminated or a change in control occurred on December 31, 2010. For purposes of this table, when we use the term “change in control” we assume that the triggering event is sufficient to meet the definitions of change in control under Mr. McGrath’s employment agreement, our 2001 Stock Option Plan and our RSP II Plan (for these definitions, see below under the heading “Definition of Change in Control and Other Terms”). For a description of Mr. McGrath’s employment arrangement, see below under the heading “Executive Employment Agreements.” All payments to be made to Mr. McGrath upon termination of his employment are conditioned on his execution of a general release pursuant to which Mr. McGrath must release us from any and all claims relating to his employment or otherwise, except for certain obligations of the Company that continue after his termination.

		Termination by the
		Company w/o Cause
		or by Mr. McGrath		Termination for	Complete			Change in
Benefit	Resignation	For Good Reason		Cause	Disability	Death		Control

RSP II	0	$138,320	(1)	0	$138,320 (5)	$138,320	(5)	$138,320	(5)
Severance	0	$247,200	(2)	0	0	0		0
Stock Options	0	$3,958	(3)	0	0	0		$3,958	(6)
Outplacement	0	$10,000	(4)	0	0	0		0
TOTAL	0	$399,478		0	$138,320	$138,320		$142,278

(1)	Per the terms of Mr. McGrath’s employment agreement (further described below under the section entitled “Executive Employment Arrangements”), upon termination without cause or by Mr. McGrath for good reason, all shares of restricted stock which are held by Mr. McGrath and not yet vested would be immediately vested. Therefore, the amounts in the table reflect the respective value of the shares of restricted stock that would have vested to Mr. McGrath had his employment been terminated by the Company without cause or by Mr. McGrath for good reason on December 31, 2010. Mr. McGrath may also be entitled to a cash award to cover federal income tax liability with respect to the shares of restricted stock.

(2)	This amount reflects 12 months of Mr. McGrath’s base salary that Mr. McGrath would have been entitled to receive pursuant to his employment agreement had his employment been terminated by the Company without cause or by Mr. McGrath for good reason on December 31, 2010.

(3)	The amount in the table reflects the intrinsic value of 6,943 options that would become fully vested pursuant to Mr. McGrath’s employment agreement upon termination of Mr. McGrath’s employment without cause or for good reason.

(4)	This amount reflects the estimated cost of 12 months of outplacement services that Mr. McGrath would have been entitled to receive pursuant to his employment agreement had his employment been terminated by the Company without cause or by Mr. McGrath for good reason on December 31, 2010.

(5)	According to the terms of our RSP II, a participant is entitled to full vesting of any unvested shares of restricted stock upon a complete disability, death or a change in control of the Company. Accordingly, the amount in the table reflects the value on December 31, 2010 of 26,000 unvested shares of restricted stock that would become fully vested upon a complete disability, death or change in control. Mr. McGrath may also be entitled to a cash award to cover federal income tax liability with respect to the shares of restricted stock.

(6)	According to the terms of our 2001 Stock Option Plan, upon a change in control of the Company, all options shall be immediately exercisable and fully vested. At the discretion of the Executive Compensation Committee, Mr. McGrath may receive cash in an amount equal to the excess of the market value of the common stock subject to the options over the exercise price of such shares, in exchange for the cancellation of such options. The market value of our common stock on December 31, 2010 was $5.32 and the exercise price of these shares was $4.75 per share for a difference of $0.57 per share.

Roger Shahnazarian

The following table shows the estimated payments that could have been made to Mr. Shahnazarian had his employment been terminated or a change in control of the Company occurred on December 31, 2010. For purposes of this table, when we use the term “change in control” we assume that the triggering event is sufficient to meet the definitions of change in control under our 2001 Stock Option Plan, Supplemental Savings Plan and RSP II Plan (for these definitions, see below under the heading “Definition of Change in Control and Other Terms”).

			Termination by the
			Company w/o Cause
			or by Mr. Shahnazarian	Termination for	Complete				Change in
Benefit	Resignation		For Good Reason	Cause	Disability		Death		Control

RSP II	0		$78,248 (2)	0	$194,180	(4)	$194,180	(4)	$194,180	(4)
Severance	0		$251,217 (3)	0	0		0		0
Supplemental Savings	$627	(1)	$627 (1)	0	$627	(1)	$627	(1)	$627	(1)
Stock Options	0		0	0	0		0		$570	(5)
TOTAL	$627		$330,092	0	$194,807		$194,807		$195,377

(1)	This amount reflects Mr. Shahnazarian’s balance in the Supplemental Savings Plan at December 31, 2010. Mr. Shahnazarian is entitled to the balance under this plan upon retirement or termination of employment other than for cause. If terminated for cause, Mr. Shahnazarian must forfeit the Company’s contributions to the plan.

(2)	The amount in the table reflects the value of the 36,500 shares of restricted stock that would have vested to Mr. Shahnazarian had his employment been terminated by the Company without cause or by Mr. Shahnazarian for good reason on December 31, 2010.

(3)	This amount reflects 12 months of Mr. Shahnazarian’s base salary that Mr. Shahnazarian would have been entitled to receive had his employment been terminated by the Company without cause or by Mr. Shahnazarian for good reason on December 31, 2010.

(4)	According to the terms of our RSP II, a participant is entitled to full vesting of any unvested shares of restricted stock upon a complete disability, death or a change in control of the Company. Accordingly, the amount in the table reflects the value of 36,500 unvested shares of restricted stock that would become fully vested upon a complete disability, death or change in control.

(5)	According to the terms of our 2001 Stock Option Plan, upon a change in control of the Company, all options shall be immediately exercisable and fully vested. At the discretion of the Executive Compensation Committee, Mr. Shahnazarian may receive cash in an amount equal to the excess of the market value of the common stock subject to the options over the exercise price of such shares, in exchange for the cancellation of such options. The market value of our common stock on December 31, 2010 was $5.32 and the exercise price of these shares was $4.75 per share for a difference of $0.57 per share.

Definition of Change in Control and Other Terms

At our 2010 Annual Meeting, our shareholders approved an amendment to our 2001 Stock Option Plan and Restricted Stock Plan II so that the term “change in control” means the occurrence of any of the following events:

(1) any person other than the Company or any of its subsidiaries is or becomes the “beneficial owner” directly or indirectly of securities of Pulse Electronics Corporation representing more than 50% of the combined voting power of our then outstanding securities; or

(2) the consummation of any consolidation or merger of the Company in which Pulse Electronics Corporation is not the continuing or surviving corporation or pursuant to which the Company’s voting common stock would be converted into cash, securities and/or other property, other than a merger of the Company in which holders of the common stock immediately prior to the merger have substantially the same proportionate ownership of voting shares of the surviving corporation immediately after the merger as they had in the common stock immediately before the merger; or

(3) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(4) the Company’s shareholders or Board of Directors approves the liquidation or dissolution of the Company.

Under our Supplemental Savings Plan and 2001 Stock Option Plan, as amended, the term “cause” has the meaning set forth in any unexpired employment or severance agreement between the participant and the Company or a subsidiary. In the absence of any such agreement (which is described below under the heading “Executive Employment Agreements”), the term “cause” means (A) the continued and willful failure of the employee to follow the lawful orders of his/her direct superior, (B) violation by the employee of a published rule or regulation of the Company or a provision of our Statement of Principles (in effect from time to time) or (C) conviction of a crime which renders the employee unable to perform his/her duties effectively; provided that in the case of (A) or (B), the Company has given the employee written notice of the action or omission which the Company believes to constitute “cause” and the employee has had 30 calendar days to cure such action or omission.

Under our Restricted Stock Plan II, as amended, the term “cause” shall have the meaning set forth in any unexpired employment or severance agreement between the participant and the Company or a subsidiary. In the absence of any such agreement and pursuant to Mr. McGrath’s employment agreement, the term “cause” means (A) the continued and willful failure of the employee to follow the lawful orders of his/her direct superior, (B) violation by the employee of a material published rule or regulation of the Company or a provision of our Statement of Principles (in effect from time to time) or (C) conviction of a crime which renders the employee unable to perform his/her duties effectively; provided that in the case of (A) or (B), the Company has given the employee written notice of the action or omission which Pulse believes to constitute cause and the employee has had 30 calendar days to cure such action or omission.

Under Mr. Moyer’s employment agreement (which is described below under the heading “Executive Employment Arrangements”), the term “cause” means any of the following:

(a) the occurrence of gross negligence or willful misconduct which is materially injurious to the Company and which, if susceptible of cure, is not cured within thirty (30) days after notice to Mr. Moyer which cites with reasonable particularity the actions or omissions believed to constitute such gross negligence or willful misconduct; (b) conviction of or the entry of a pleading of guilty or nolo contendere to any felony, unless the Board of Directors concludes in good faith that such event does not render Mr. Moyer unable to effectively perform his duties as Chief Financial Officer or materially and adversely affect the Company’s reputation or ongoing business activities; or (c) misappropriation of the Company’s funds or other dishonesty which in the good faith opinion of the Board of Directors, renders Mr. Moyer unable to effectively manage the Company or materially and adversely affects the Company’s reputation or ongoing business activities; and

the term “good reason” means:

(a) a material change in Mr. Moyer’s authority, duties or responsibilities, other than an end to Mr. Moyer’s “Interim Service Agreement” (b) the failure of the Company or the board to act in good faith with respect to the Agreement or the failure to perform its material obligations under the Agreement which have not been cured within twenty (20) days after written notice from Mr. Moyer setting forth the acts or omissions alleged to constitute such a failure with reasonable particularity, or (c) any actual reduction in Mr. Moyer’s annual base salary or (d) the Company requiring Mr. Moyer to be based at any office or location which is located more than 25 miles from Trevose, PA, or (e) failure to be included in any benefit plan in which all other senior similarly situated executives participate.

Under Mr. Benjamin’s employment agreement (which is described below under the heading “Executive Employment Arrangements”), the term “cause” means any of the following:

(a) gross negligence or willful misconduct which is materially injurious to Pulse Electronics, Inc. or the Company and which, if susceptible of cure, is not cured within thirty (30) days after notice to Mr. Benjamin which cites with reasonable particularity the actions or omissions believed to constitute such gross negligence or willful misconduct; (b) conviction of or the entry of a pleading of guilty or nolo contendere to any felony, unless the Board of Directors concludes in good faith that such event does not render Mr. Benjamin unable to effectively perform his duties or materially and adversely affect the Company’s or Pulse Electronics’ reputation or ongoing business activities; or (c) misappropriation of the Company’s funds or other dishonesty which in the good faith opinion of the Board of Directors, renders Mr. Benjamin unable to effectively manage Pulse Electronics, Inc. or materially and adversely affects Pulse Electronics’ or the Company’s reputation or ongoing business activities; and

the term “good reason” means:

(a) a material change in Mr. Benjamin’s authority, duties or responsibilities, (b) the failure of the Company, Pulse Electronics, Inc., or the Board of Directors to act in good faith with respect to Mr. Benjamin’s employment agreement or the failure to perform its material obligations under the employment agreement which have not been cured within twenty days after written notice from Mr. Benjamin setting forth the acts or omissions alleged to constitute such a failure with reasonable particularity, (c) any actual reduction in Mr. Benjamin’s annual base salary, (d) the Company requiring Mr. Benjamin to be based at any office or location which is located more than 25 miles from Pulse Electronics’ current headquarter office in San Diego, CA, or (e) failure to be included in any benefit plan in which all other senior similarly situated executives of the Company participate.

EXECUTIVE EMPLOYMENT ARRANGEMENTS

Drew A. Moyer

Mr. Moyer entered into an amended and restated agreement with us on December 8, 2010. The Agreement provides that Mr. Moyer’s employment will terminate upon the earliest of the following events: (a) death or retirement; (b) total disability; (c) termination of his employment by Pulse for cause; (d) termination of employment by Pulse for any reason other than cause; (e) termination of employment by Mr. Moyer for good reason, which includes a material change in his authority, duties or responsibilities; or (f) termination of employment by Mr. Moyer for any reason other than good reason, including voluntary retirement.

The Agreement provides that upon death, or voluntary retirement after Mr. Moyer turns the age of 62, Mr. Moyer or his estate is to be paid in a lump sum (i) the unpaid portion of his base salary through the end of the month in which termination occurs; (ii) any bonus (commensurate with those paid to other executives) for bonus period in which termination occurs pro-rated to the date of termination; and (iii) any other benefits to which he was entitled as an employee and/or pursuant to his compensation arrangement as further described below, which were then due but unpaid.

In the event of termination of Mr. Moyer’s employment due to complete disability, Mr. Moyer is entitled to the benefits indicated in the preceding paragraph, plus the benefits payable under our long-term disability plan.

In the event Mr. Moyer is terminated by Pulse for cause (as defined above) or Mr. Moyer terminates his employment without good reason (as defined above), Mr. Moyer will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination and (ii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid.

In the event Mr. Moyer is terminated by Pulse without cause or Mr. Moyer terminates his employment with good reason (as defined above), all shares of restricted stock granted to him will immediately vest. In addition, Mr. Moyer will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination; (ii) an amount equal to 2.625 times his base salary; (iii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid; and (iv) health and life insurance benefits as he was receiving them on the date of termination, along with his health club membership, for 18 months.

The Agreement also contains a non-competition and non-solicitation provision prohibiting Mr. Moyer, during the term of his employment and for 18 months after termination of employment, either directly or indirectly from, among other things, (i) engaging, directly or indirectly, anywhere in the world, in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product which at any time during Mr. Moyer’s employment or the immediately preceding twelve month period was manufactured, sold or distributed by Pulse or any subsidiary of Pulse or any product or equipment which Pulse or any subsidiary was developing during such period for future manufacture, sale or distribution; (ii) being or becoming a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to any person or entity considering engaging in any such activities or so engaged; (iii) seeking to procure orders from or do business with any of Pulse’s customers, in competition with Pulse; (iv) soliciting any person who is an employee of Pulse; (v) seeking to contract with any person or entity who Pulse has contracted to manufacture or supply products, materials or services, in such a way as to adversely affect or interfere with Pulse’s business; or (vi) engaging in any effort to induce any of Pulse’s customers, consultants, employees or associates or any of its affiliates to take any action which might be disadvantageous to Pulse or its affiliates; except that Mr. Moyer shall not be prohibited from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.

Mr. Moyer is eligible to participate in our 2001 Stock Option Plan, Restricted Stock Plan II, Annual and Long-Term Incentive Compensation Plan and Supplemental Savings Plan. These plans are discussed in further detail under the heading “Compensation Discussion and Analysis.”

During his service in 2010 as Interim Chief Executive Officer, Mr. Moyer also received compensation according to an agreement with us dated July 31, 2010. This agreement provided for a special salary supplement of $25,000 per month during his period of service as Interim Chief Executive Officer in addition to his salary Mr. Moyer was receiving as our Chief Financial Officer. In lieu of any other cash bonus opportunity for 2010, the agreement made Mr. Moyer eligible for a cash bonus target of 100% of the salary actually paid to Mr. Moyer for the period beginning August 1, 2010 and ending December 31, 2010. Mr. Moyer was granted 10,000 shares of restricted stock upon signing the agreement.

Alan H. Benjamin

Mr. Benjamin entered into an agreement with the Company on July 22, 2009. The Agreement provides that Mr. Benjamin’s employment will terminate upon the earliest of any of the following events: (a) his death; (b) his complete disability; (c) termination of his employment by the Company for cause; (d) termination of employment by the Company for any reason other than cause; (e) termination of employment by Mr. Benjamin for good reason, which includes a material change in his authority, duties or responsibilities; or (f) termination of employment by Mr. Benjamin for any reason other than good reason, including voluntary retirement.

The Agreement provides that upon death, or voluntary retirement after Mr. Benjamin turns the age of 62, Mr. Benjamin or his estate is to be paid in a lump sum (i) the unpaid portion of his base salary through the end of the month in which termination occurs; (ii) any bonus (commensurate with those paid to other executives) for the six month bonus period in which termination occurs pro-rated to the date of termination; and (iii) any other benefits to which he was entitled as an employee and/or pursuant to his compensation arrangement as further described below, which were then due but unpaid.

In the event of termination of Mr. Benjamin’s employment due to complete disability, Mr. Benjamin is entitled to the benefits indicated in the preceding paragraph, plus the benefits payable under our long-term disability plan.

In the event Mr. Benjamin is terminated by the Company for cause (as defined above) or Mr. Benjamin terminates his employment without good reason (as defined above), Mr. Benjamin will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination and (ii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid.

In the event Mr. Benjamin is terminated by the Company without cause or Mr. Benjamin terminates his employment for good reason (as defined above), all shares of restricted stock granted to him will immediately vest. In addition, Mr. Benjamin will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination; (ii) an amount equal to 2.625 times his base salary; (iii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid; and (iv) health and life insurance benefits as he was receiving them on the date of termination, along with his health club membership, for eighteen months.

The Agreement also contains a non-competition and non-solicitation provision prohibiting Mr. Benjamin, during the term of his employment and for eighteen months after termination of employment, either directly or indirectly from, among other things, (i) engaging, directly or indirectly, anywhere in the world, on behalf of certain entities in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product which at any time during Mr. Benjamin’s employment or the immediately preceding twelve month period was manufactured, sold or distributed by Pulse Engineering, Inc. or any subsidiary or any product or equipment which Pulse Engineering, Inc. or any subsidiary was developing during such period for future manufacture, sale or distribution; (ii) soliciting any person who is an employee of the Company or Pulse Engineering, Inc.; (iii) engaging in any effort to induce any customers, associates, consultants or employees of the Pulse Engineering, Inc. or the Company or any of their affiliates to take any action which might be disadvantageous to Pulse Engineering, Inc. or the Company or any of their affiliates.

In addition, the Agreement provides that in the event that any compensation or remuneration paid to Mr. Benjamin by the Company is deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and as a result Mr. Benjamin is subject to excess tax with respect to such payments, the Company will pay him, in addition to any other payments or benefits to which he is otherwise entitled, an amount that, taking into account any income or excess taxes payable with respect to such payment, would result in Mr. Benjamin receiving the amount he would have received initially if excess taxes were not imposed on such payment deemed to be excess parachute payments.

Mr. Benjamin is eligible to participate in our 2001 Stock Option Plan, Restricted Stock Plan II, Annual and Long-Term Incentive Compensation Plan and Supplemental Savings Plan. These plans are discussed in further detail under the heading “Compensation Discussion and Analysis.”

Michael J. McGrath

Mr. McGrath entered into an amended and restated agreement with us on December 8, 2010. The Agreement provides that in the event Pulse relocates Mr. McGrath’s job to a new place of employment more than 30 miles from Trevose, Pennsylvania, then he will be entitled to choose one of the following options: (i) accept a similar position at the new location with appropriate market compensation to be determined at such time and the assistance of Pulse’s customary relocation plan for his move or (ii) terminate his employment and accept the severance benefits set forth in the paragraph below.

In the event that Pulse terminates his employment other than for cause, Mr. McGrath is entitled to the following severance benefits: (i) payment of his base salary in effect on his termination date for a period of 12 months from his termination date, (ii) after such 12 month period, provided he has been actively seeking employment for a position comparable in scope of responsibility and overall compensation, continued payment of his base salary for up to an additional 6 months unless and until he obtains new employment, (iii) vesting of his outstanding stock option awards at 100% subject to the terms and conditions of Pulse’s Stock Option Plan, (iv) vesting of his outstanding RSP II awards at 100% subject to the terms and conditions of the RSP II, and (v) reasonable expenses of outplacement services from an agency of his choice reasonably satisfactory to Pulse for a period not to exceed 12 months from commencement of such services. In order to receive the above severance benefits, Mr. McGrath must release Pulse and its related entities from all claims and demands. Mr. McGrath is also eligible for the continuation of medical benefits during the applicable severance period, and COBRA benefits thereafter as permitted by law.

Mr. McGrath is eligible to participate in our 2001 Stock Option Plan, Restricted Stock Plan II, Annual and Long-Term Incentive Compensation Plan and Supplemental Savings Plan. These plans are discussed in further detail under the heading “Compensation Discussion and Analysis.”

DIRECTOR COMPENSATION

We use a combination of cash and stock compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required of members of the Board.

All directors are required to purchase not less than $100,000 of our common stock (based on cost at the time of purchase or award) during his or her initial three years on the Board. Shares received as part of director’s fees count in the calculation of shares “purchased” since they are received in exchange for services and constitute ordinary income to the director on which he/she is responsible for income taxes. We do not reimburse directors for any portion of taxes due on these shares. When a director has purchased shares of common stock with a cost basis of $100,000, there is no further obligation to acquire additional shares and the director is deemed to have made a meaningful investment in our common stock. However, directors are encouraged to continue to purchase common stock to clearly align their interests to those of the shareholders in a material way.

We pay our non-employee directors an annual cash retainer of $44,000. Chairpersons of the Audit, Compensation and Governance Committees are paid an additional $25,000, $10,000 and $9,000, respectively. Members of the Audit, Compensation and Governance Committees (other than the Chair persons of such committees) are paid an additional $14,000, $3,000 and $3,000, respectively. The Lead Director received an additional retainer fee of $25,000. Mr. Papada and Mr. Moloney were employee directors during the year 2010 and received no additional compensation as directors. The following table provides information regarding amounts paid to each of our non-employee directors for 2010.

	Fees Earned or
	Paid in Cash	Stock Awards		Total
Name	($)	($)		($)

Alan E. Barton(2)	$14,000	—		$14,000
John E. Burrows	$80,917	$40,000	(1)	$120,917
Howard C. Deck	$49,250	$40,000	(1)	$89,250
David H. Hofmann(3)	$25,666	—		$25,666
Edward M. Mazze	$64,750	$40,000	(1)	$104,750
C. Mark Melliar-Smith	$69,000	$40,000	(1)	$109,000

(1)	According to our Board of Directors’ stock plan, each non-employee director receives shares of common stock equal to $40,000 using the fair market value (closing price of the Company’s common stock as reported by the

New York Stock Exchange) of the common stock on the business day immediately preceding the date of grant. These shares are not subject to a vesting requirement.

(2)	Mr. Barton resigned from the Board in March 2010.

(3)	Mr. Hofmann retired from the Board in May 2010.

SHAREHOLDER PROPOSALS

Under the rules of the SEC, eligible shareholders may submit proposals for inclusion in the proxy statement for our 2012 annual meeting. Shareholder proposals must be submitted in writing and must be received by the Corporate Secretary at the address provided previously in this proxy statement by December 13, 2011 for them to be considered for inclusion in the 2012 proxy statement.

Under our bylaws, you may present proposals in person at the 2012 annual meeting if you are a shareholder entitled to vote. The Corporate Secretary must receive any proposals to be presented, which will not be included in next year’s proxy statement, no earlier than December 1, 2011 and not later than December 31, 2011. If next year’s annual meeting is held after April 30, 2012, any such proposals may be submitted no later than 90 days before the meeting date, unless the Company publicly announces the date of the 2012 annual meeting less than 90 days before the meeting date, in which case the Corporate Secretary must receive any such proposals no later than ten days after such public announcement. Proposals received after the deadline, including any proposal nominating a person as a director, may not be presented at the 2012 annual meeting. Any shareholder submitting a proposal must also comply with the notice requirements contained in our bylaws.

AUDIT AND OTHER FEES PAID TO INDEPENDENT ACCOUNTANT

We have entered into an engagement letter with KPMG that sets forth the terms by which KPMG performs audit services for us. The engagement letter is subject to alternative dispute resolution procedures and an exclusion of punitive damages. KPMG was our principal accountant for the year 2010. The principal accountant for the year 2011 will be selected and retained by our Audit Committee following a review of the 2011 audit scope requirements and related issues. The selection of the principal accountant will be made in accordance with the Audit Committee Charter and its planned agenda in 2011. A representative of KPMG will attend the annual meeting to answer your questions. He or she will have the opportunity to make a statement.

Audit Fees

For the fiscal year ended December 31, 2010, the aggregate fees billed by KPMG for professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 31, 2010 were $2,154,815.(1) The fees for these services for the year ended December 25, 2009 were $2,475,000. These figures include services related to Sarbanes-Oxley compliance.

Audit-Related Fees

For the fiscal year ended December 31, 2010, the aggregate fees billed by KPMG for audits of financial statements of certain employee benefit plans were $100,000.(1) The fees for these services for the fiscal year ended December 25, 2009 were $95,000. In addition, for the fiscal year ended December 31, 2010, fees billed by KPMG for services related to agreed upon procedures relative to our divestiture of AMI Doduco were $12,500. No such services were performed during the fiscal year ended December 25. 2009.

Tax Fees

For the fiscal year ended December 31, 2010, the aggregate fees billed by KPMG for tax consultation and tax compliance services (except services related to audits) were $135,200.(1) The fees for these services for the fiscal year ended December 25, 2009 were $172,370.

All Other Fees

For the fiscal years ended December 31, 2010 and December 25, 2009, there were no fees billed by KPMG for services other than those described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. All services performed for 2010 were pre-approved by the committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who own more than 10 percent of our shares outstanding, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten percent holders must furnish us with copies of all forms that they file.

Based on a review of the copies of these forms that have been provided to us, or written representation that no forms were required, we believe that there were no late filings in 2010.

      (1) Fees are estimated, pending completion of all work and actual currency exchange rates in effect at time of billing.

Appendix A

INFORMATION CONCERNING PARTICIPANTS
IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name, business address and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers and employees who, under the rules of the SEC, are participants in our solicitation of proxies from our shareholders in connection with our Annual Meeting.

Directors and Nominees

The principal occupations of our directors and nominees who are participants in our solicitation of proxies, and the principal business of the corporation or other organization employing them, are set forth under the section above titled “Directors and Executive Officers - Background and Qualifications of Officers and Nominees” in this Proxy Statement. The name and business addresses of the organization of employment of our directors and nominees are as follows:

Name	Business Address

John E. Burrows, Jr.	*
Justin C. Choi	*
Steven G. Crane	*
Howard C. Deck	*
Ralph E. Faison	*
Edward M. Mazze	*
Lawrence P. Reinhold	*
C. Mark Melliar-Smith	*

*	c/o Pulse Electronics Corporation 12220 World Trade Drive San Diego, CA 92128

Officers and Employees

The principal occupations of our executive officers and employees who are participants in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with us, and the business address is c/o Pulse Electronics Corporation, 12220 World Trade Drive, San Diego, CA 92128.

Name	Principal Occupation

Alan H. Benjamin	Senior Vice President and Chief Operating Officer
Ralph E. Faison	President, Chief Executive Officer and Chairman
Michael P. Ginnetti	Chief Accounting Officer and Corporate Controller
James Jacobson	Director of Investor Relations
Drew A. Moyer	Senior Vice President and Chief Financial Officer

Information Regarding Ownership of the Company’s Securities by Participants

The shares of our stock beneficially owned, directly or indirectly, as of March 4, 2011 by our directors, nominees and named executive officers are set forth in the section above titled “Stock Owned by Directors and Officers” in this Proxy Statement. The shares of our stock beneficially owned or held as of March 4, 2011 by Michael Ginnetti were 20,372. These shares include shares with restrictions and forfeiture risks under our restricted stock plan.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth all purchases and sales of our common stock between March 22, 2009 and March 22, 2010 by the participants in our solicitation of proxies from our shareholders in connection with our Annual Meeting. Except as described in this Appendix A or this Proxy Statement, shares of our common stock owned of record by each participant are also beneficially owned by such participant. Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	# of Shares	Transaction Footnote

Drew A. Moyer	2/15/2011	1,200	(4)
	1/26/2011	10,305	(2)
	1/26/2011	39,746	(3)
	10/27/2010	6,812	(3)
	7/31/2010	10,000	(2)
	5/24/2010	28,000	(2)
	1/20/2010	1,400	(4)
	10/28/2009	8,000	(2)
	5/5/2009	15,000	(2)
Michael P. Ginnetti	1/26/2011	3,642	(2)
	1/26/2011	14,048	(3)
	10/27/2010	2,167	(3)
	9/10/2010	8,000	(3)
	5/24/2010	10,000	(2)
	10/28/2009	3,500	(2)
	5/5/2009	1,500	(2)
Alan H. Benjamin	1/26/2011	10,406	(2)
	1/26/2011	40,136	(3)
	10/27/2010	7,515	(3)
	5/24/2010	28,000	(2)
	10/28/2009	10,000	(2)
	5/5/2009	15,000	(2)
Ralph E. Faison	1/5/2011	325,000	(3)
	1/5/2011	325,000	(3)
John E. Burrows, Jr.	9/9/2010	2,000	(1)
	5/19/2010	9,280	(2)
	7/13/2009	9,804	(2)
Howard C. Deck	5/19/2010	9,280	(2)
	7/13/2009	9,804	(2)
Edward M. Mazze	5/19/2010	9,280	(2)
	7/13/2009	9,804	(2)
C. Mark Melliar Smith	5/19/2010	9,280	(2)
	7/13/2009	9,804	(2)

(1)	Acquired — open market purchase of common stock

(2)	Acquired — grant of restricted stock or restricted stock units

(3)	Acquired — grant of stock options

(4)	Disposition — gift of common stock

Miscellaneous Information Regarding Participants

Other than as disclosed in this Appendix A or this Proxy Statement, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our company or any of our subsidiaries or (ii) has purchased or sold any of such securities within the past two years. Except as disclosed in this Appendix A or this Proxy Statement, none of the participants’ associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Appendix A or this Proxy Statement, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the Annual Meeting. Except for the convertible notes we issued on December 22, 2009, which are described in our annual report on Form 10-K for the year ended December 31, 2010, neither we nor our participants are or have been within the past year a party, to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. None of us, the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as disclosed in this Appendix A or this Proxy Statement, none of us, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

Other than as disclosed in this Appendix A or this Proxy Statement, no person, other than our directors, executive officers or director nominees acting solely in those capacities, is a party to an arrangement or understanding pursuant to which a nominee of election as director is proposed to be elected.

6PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6PULSE ELECTRONICS CORPORATIONANNUAL MEETING OF SHAREHOLDERS—MAY 18, 2011THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints Ralph E. Faison and Drew A. Moyer, and each of them, as proxies of theundersigned, each with the power to appoint his substitute, and hereby authorizes both of them, or either one if onlyone be present, to represent and vote, as designated on the reverse hereof, all the Common Stock, $0.125 par valueper share, of Pulse Electronics Corporation held of record by the undersigned or with respect to which theundersigned is entitled to vote or act at the Annual Meeting of Shareholders to be held on May 18, 2011 at10:00 a.m., local time, at the offices of Pulse at 12220 World Trade Drive, San Diego CA or any adjournment orpostponement thereof.This Proxy will be voted in the manner directed herein by the undersigned shareholder. If no direction is made,this Proxy will be voted FOR Proposal 1, FOR ALL of the nominees recommended by the Board of Directors ofPulse Electronics Corporation for Director listed in Proposal 2, FOR Proposal 3 and a 1 Year Frequency inProposal 4. When no contrary instruction is given, proxy holders will have the right to cumulate votes and castsuch votes in favor of the election of some or all of the director nominees in their sole discretion. Additionally,the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holders on any otherbusiness as may properly come before the Annual Meeting.By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given withrespect to the Annual Meeting and any adjournment or postponement thereof.YOUR VOTE IS VERY IMPORTANT— PLEASE VOTE TODAY(Continued and to Be Signed On Reverse Side)WHITEPROXYPLEASE VOTE TODAY!SEE REVERSE SIDEFOR THREE EASY WAYS TO VOTE.Cumulative Voting Instructions (Mark the Corresponding box on the reverse side)(if you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

6PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE PAID ENVELOPE PROVIDED6Please mark yourvotes as in this exampleusing dark ink only. X1. Approve amendments to our Articles of Incorporationand By-Laws to provide for plurality voting incontested director elections.2. Elect six directors for a one year term.3. An advisory vote on executivecompensation.4. An advisory vote on the frequency ofholding an advisory vote on executivecompensation.Date , 2011SignatureSignature (if jointly held)Title(s) if anyPlease sign this Proxy exactly as name appears on this card.When shares are are held by joint tenants, both parties shouldsign. If you are signing as attorney, trustee, guardian, or inanother fiduciary capacity please give your full title. If acorporation must sign, please sign in full corporate name by itsPresident or another authorized officer. If a partnership mustsign, please sign in partnership name by an authorized person.1 YEARFOR AGAINST ABSTAIN FOR AGAINST ABSTAIN2 YEARS 3 YEARS ABSTAINFOR ALL AGAINST ALL FOR ALL EXCEPTPULSE ELECTRONICS CORPORATIONYOUR VOTE IS IMPORTANTPlease take a moment now to vote your shares of Pulse Electronics Corporation2011 Annual Meeting of Shareholders.YOU CAN VOTE TODAY IN ONE OF THREE WAYS:1. Vote by Telephone—Please call toll-free at 1-866-855-9695 on a touch-tone telephone and follow the simplerecorded instructions. Your vote will be confirmed and cast as you directed. (Toll-free telephone voting is available forresidents of the U.S. and Canada only. If outside the U.S. or Canada, call 1-215-521-1350.)OR2. Vote by Internet—Please access https://www.proxyvotenow.com/puls and follow the simple instructions on thescreen. Please note you must type an “s” after http.You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes thenamed proxies to vote your shares in the same manner as if you had executed a proxy card.OR3. Vote by Mail—If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date andreturn the proxy card in the envelope provided to: Pulse Electronics Corporation, c/o Innisfree M&A Incorporated,FDR Station, P.O. Box 5156, New York, NY 10150-5156.THE BOARD OF DIRECTORS OF PULSE ELECTROINCS CORPORATION RECOMMENDS YOU VOTE FOR PROPOSAL 1, FOR ALL OF THE NOMINEES IN PROPOSAL 2, FORPROPOSAL 3 AND 1 YEAR IN PROPOSAL 4.Nominees: (01) C. Mark Melliar-Smith, (02) Howard C. Deck, (03) Ralph E. Faison,(04) Justin C. Choi, (05) Steven G. Crane, (06) Lawrence P. ReinholdTo vote against any nominee(s), mark “For All Except” and write the number(s)of the nominee(s) on the line below.5. Transact any other business as may properly come before themeeting.Unless otherwise specified on the reverse side, this proxy authorizes the proxy holders to cumulate votes that the undersigned is entitled to cast at theannual meeting. To specify different directions with respect to cumulative voting, mark the adjacent box and write your instructions on the reverse side.